                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Aspect Communications Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               [LOGO OF ASPECT]

March 29, 2000

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Aspect Communications Corporation, to be held on May 4, 2000. Enclosed are the Secretary's notice of this meeting, a proxy statement, and a form of proxy. Please note that the meeting will be held at 4:00 p.m., at the Company's facilities located at 1310 Ridder Park Drive, San Jose, California 95131.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the meeting, so please complete and return the enclosed proxy card as soon as possible.

Sincerely,

/s/ James R. Carreker
James R. Carreker
Chairman and Chief Executive Officer

                       ASPECT COMMUNICATIONS CORPORATION

                              ------------------

                   Notice of Annual Meeting of Shareholders

                                  May 4, 2000

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Aspect Communications Corporation (the Company), a California corporation, will be held on May 4, 2000 at 4:00 p.m., at 1310 Ridder Park Drive, San Jose, California 95131, for the following purposes:

    1. To elect five directors to serve for the ensuing year and until their successors are elected.

    2. To approve an amendment of the Company's Bylaws to increase the authorized number of directors.

    3. To approve an amendment to the 1990 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,400,000 shares.

    4. To approve the Aspect Incentive Plan.

    5. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

    6. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on March 6, 2000, are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof.

To assure your representation at the Annual Meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder returned a proxy card.

/s/ Craig W. Johnson
Craig W. Johnson, Secretary

San Jose, California
March 29, 2000

                       ASPECT COMMUNICATIONS CORPORATION

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 2000
                                      AND
                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

                         -----------------------------

                               TABLE OF CONTENTS

                                PROXY STATEMENT

                                                                          Page
INFORMATION CONCERNING SOLICITATION AND VOTING...........................    1
PROPOSAL NO. 1 - ELECTION OF DIRECTORS...................................    2
PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO THE COMPANY'S BYLAWS...........    4
PROPOSAL NO. 3 - APPROVAL OF AMENDMENT TO THE 1990 EMPLOYEE STOCK
 PURCHASE PLAN...........................................................    5
PROPOSAL NO. 4 - APPROVAL OF THE ASPECT INCENTIVE PLAN ..................    9
PROPOSAL NO. 5 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
 AUDITORS................................................................   10
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT..............   11
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................   13
EXECUTIVE COMPENSATION...................................................   14
COMPENSATION COMMITTEE REPORT............................................   16
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION..............   18
COMPANY STOCK PRICE PERFORMANCE..........................................   19
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.....   20
STOCK OPTION PLAN INFORMATION............................................   20
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS............................   20
OTHER MATTERS............................................................   20

                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

SELECTED CONSOLIDATED FINANCIAL DATA.....................................  F-1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  F-2
CONSOLIDATED BALANCE SHEETS
 as of December 31, 1999 and 1998........................................ F-12
CONSOLIDATED STATEMENTS OF OPERATIONS
 for the years ended December 31, 1999, 1998 and 1997 ................... F-13
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 for the years ended December 31, 1999, 1998 and 1997.................... F-14
CONSOLIDATED STATEMENTS OF CASH FLOWS
 for the years ended December 31, 1999, 1998 and 1997.................... F-15
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................... F-16
INDEPENDENT AUDITORS' REPORT............................................. F-31
SELECTED QUARTERLY FINANCIAL DATA (unaudited)............................ F-32
CORPORATE INFORMATION

Aspect Communications Corporation                               Proxy Statement

                       ASPECT COMMUNICATIONS CORPORATION

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Aspect Communications Corporation (Aspect or the Company) for use at the Annual Meeting of Shareholders (Annual Meeting) to be held May 4, 2000, at 4:00 p.m., or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's facilities located at 1310 Ridder Park Drive, San Jose, California 95131. The telephone number at that location is +1 (408) 325-2200.

These proxy solicitation materials were mailed on or about March 29, 2000, to all shareholders entitled to vote at the Annual Meeting. The cost of soliciting these proxies will be paid by the Company. The Company has retained the services of Georgeson and Company (Georgeson) to solicit proxies and distribute materials to brokerage houses, banks, custodians, and other institutional owners. The Company will pay Georgeson a fee of approximately $7,500 for these services, plus expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company may conduct further solicitation personally, by telephone, or by facsimile through its officers, directors, and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, by delivering to the Company, at its office at 1310 Ridder Park Drive, San Jose, California 95131 (Attention: Kevin
T. Parker, Senior Vice President, Finance and Chief Financial Officer), a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes may not be cast for more than five candidates. However, no shareholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

Only shareholders of record at the close of business on March 6, 2000, are entitled to notice of and to vote at the Annual Meeting. At the record date, 50,979,500 shares of the Company's common stock, with a par value of $.01 per share, were issued and outstanding.

The required vote for approval of each proposal submitted at the Annual Meeting is indicated in the section entitled "Required Vote" for each item. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The required quorum is a majority of the shares

Aspect Communications Corporation                               Proxy Statement

issued and outstanding on the record date, represented either in person or by proxy. Votes that are cast for or against a proposal, abstentions, and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Thus, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

Any proxy which is returned using the proxy card enclosed and which is not marked as to the particular item will be voted for the election of directors, for the amendment to the Company's Bylaws, for the amendment to the 1990 Employee Stock Purchase Plan, for the approval of the Aspect Incentive Plan, for the ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees

A board of five directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. In the event that any nominee of the Company is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee listed below will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

The names of the nominees, their ages, and certain other information about them as of February 29, 2000 are set forth below:

                                                                      Director
 Name of Nominee          Age Principal Occupation                     Since
 ---------------          --- --------------------                    --------
 James R. Carreker.......  53 Chairman and Chief Executive Officer      1985
 Debra J. Engel..........  47 Investor and Advisor                      1996
 Norman A. Fogelsong.....  48 General Partner with Institutional        1985
                              Venture Partners
 Christopher B. Paisley..  47 Senior Vice President, Finance and         N/A
                              Chief Financial Officer of 3Com
                              Corporation
 John W. Peth............  51 President and Chief Executive Officer     1992
                              of Business Resource Group

Except as set forth below, each of the nominees has been engaged in his or her principal occupation set forth above during the past five years. There are no family relationships among the directors or executive officers of the Company.

Mr. Carreker, a founder of the Company, has served as Chief Executive Officer and as a director of the Company since its inception in August 1985. Mr. Carreker also held the title of President from August 1985 through October 1995 and from January 1999 through July 1999. He has served as Chairman of the Company's Board of Directors since October 1995.

Aspect Communications Corporation                               Proxy Statement


Ms. Engel has been a director of the Company since May 1996. Until August 1998, Ms. Engel served as Senior Vice President of Corporate Services of 3Com Corporation, a data networking products and services company. Prior to joining 3Com in November 1983, as Vice President, Human Resources, Ms. Engel was with Hewlett-Packard Company for seven years, most recently as Corporate Staffing Manager at Hewlett-Packard's corporate headquarters.

Mr. Fogelsong has been a director of the Company since September 1985. Since March 1989, Mr. Fogelsong has been a General Partner with Institutional Venture Partners, a venture capital investment firm. Between March 1980 and February 1989, Mr. Fogelsong was a venture capitalist with Mayfield Fund, a venture capital investment firm. Mr. Fogelsong is also a director of Concur Technologies, Inc., as well as several privately owned technology companies.

Mr. Paisley is Senior Vice President, Finance and Chief Financial Officer of 3Com Corporation, a data networking products and services company. Prior to joining 3Com in September 1985 as Vice President, Finance and Chief Financial Officer, Mr. Paisley was Vice President, Finance of Ridge Computers, a minicomputer manufacturer, from May 1982 to September 1985. Mr. Paisley also serves as a director for several privately owned companies.

Mr. Peth has been a director of the Company since May 1992. Since December 1997, Mr. Peth has been the President and Chief Executive Officer of Business Resource Group, a provider of office workspace products and services. He has also served as a director on the board of Business Resource Group since June 1995. From April 1991 through March 1997, Mr. Peth served as an executive officer of TAB Products Company (TAB), an office filing and furniture systems manufacturer and distributor. He served on the Board of Directors of TAB from April 1991 through January 1997. From December 1989 to April 1991, Mr. Peth served as the Office Managing Partner, San Jose Region, for Deloitte & Touche LLP, a public accounting firm.

Board Meetings and Committees

The Board of Directors held a total of fourteen meetings during the year ended December 31, 1999. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee of the Board of Directors (the Audit Committee) currently consists of Mr. Fogelsong and Mr. Peth, and held seven meetings during the last fiscal year. Following the Annual Meeting, it is expected that the Audit Committee will be composed of Mr. Fogelsong, Mr. Paisley and Mr. Peth. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors, and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

The Compensation Committee of the Board of Directors (the Compensation Committee) currently consists of Ms. Engel and Mr. Fogelsong. The Compensation Committee held six meetings during the last fiscal year. The Compensation Committee determines policy on executive compensation, administers the Company's stock and option plans, and from time to time makes recommendations to the Board of Directors concerning changes to such plans.

During the last fiscal year, each director attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which he or she serves.

Nonemployee directors are compensated for their service to the Company as follows:

1. They are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings.

Aspect Communications Corporation                               Proxy Statement


2. Each receives payments under the Annual Retainer Compensation Plan for the Board of Directors. This plan allows eligible nonemployee directors to elect to receive compensation in either cash or stock initially valued at $24,000 per year. Each director who elects to receive compensation in stock, also receives a cash payment in the amount of $1,200 per quarter designed to induce the director to accept payment in stock and to help offset the tax liability associated with the stock grant.

3. Nonemployee directors who are newly appointed to the Board of Directors receive options to purchase 24,000 shares of common stock upon election to the Company's Board of Directors. All nonemployee directors are granted options to purchase 6,000 shares of common stock annually under the 1998 Directors' Stock Option Plan as long as they meet the eligibility requirements of the plan.

Required Vote

The five nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of the Company. Votes against any nominee and votes withheld have no legal effect under California law.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE NOMINEES LISTED ABOVE.
                                         ---

        PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO THE COMPANY'S BYLAWS

At the Annual Meeting, the Company's shareholders are being asked to amend the Company's Bylaws to increase the authorized number of directors.

General

Section 3.2 of Article III of the Company's Bylaws currently provides that the authorized number of directors shall be a minimum of four (4) and a maximum of seven (7), with the exact number of directors to be fixed from time to time within such range by the Board of Directors or the shareholders. The Board of Directors has adopted, subject to shareholder approval, an amendment to the Bylaws that would increase the specified limits of the authorized number of directors to a minimum of five (5) and a maximum of nine (9). The Board of Directors believes that this proposed Bylaw amendment will enable the Company to take timely advantage of the availability of well-qualified candidates for appointment to the Board of Directors, particularly candidates from outside the Company whose skills and experience will benefit the Company and its shareholders.

Amendment to Bylaws

If approved, the first two sentences of Section 3.2 of Article III of the Bylaws would be amended to read as follows:

  "Section 3.2. NUMBER OF DIRECTORS. The number of directors of the corporation shall be not less than five (5) nor more than nine (9). The exact number of directors shall be five (5) until changed, within the limits specified above, by a Bylaw amending this Section 3.2, duly adopted by the Board of Directors or by the shareholders."

Required Vote

The affirmative vote of a majority of the outstanding shares of the Company entitled to vote is required for approval of the proposed amendment to the Bylaws at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE AMENDMENT TO
                                         ---
THE COMPANY'S BYLAWS.

Aspect Communications Corporation                               Proxy Statement


      PROPOSAL NO. 3 - AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, the Company's shareholders are being asked to amend the 1990 Employee Stock Purchase Plan (the Purchase Plan) to reserve an additional 2,400,000 shares of common stock for issuance thereunder.

General

The Purchase Plan was adopted by the Board of Directors in March 1990 and was approved by the Company's shareholders in April 1990. A total of 800,000 shares of common stock were originally reserved for issuance. Shareholders approved increases to the number of shares of common stock reserved for issuance under the Purchase Plan by 800,000 shares in May 1992, by 500,000 shares in May 1996, by 1,000,000 in May 1998 and by 500,000 in April 1999, bringing the total reserved shares to 3,600,000 as of February 29, 2000. On March 17, 2000, the Board of Directors amended the Purchase Plan, subject to shareholder approval, to increase the number of shares of common stock reserved for issuance thereunder by 2,400,000 shares, for a total of 6,000,000 reserved shares.

As of February 29, 2000, 3,186,650 shares of common stock had been purchased pursuant to the Purchase Plan and 413,350 shares remained available for purchase (not including the additional 2,400,000 shares reserved by the Board of Directors, for which shareholder approval is being requested).

The Purchase Plan has two six-month offering periods each year commencing on February 16 and August 16, or at such time or times as may be determined by the Board of Directors. The Board of Directors may change the duration of the offering period by announcement at least 15 days prior to the start of the first offering period to be affected. During an offering period, an eligible employee may make payroll deductions for the purpose of exercising an option that is granted on the first day of the offering period. The Purchase Plan was implemented by the Company effective January 1, 1991. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986 (the Code).

Summary of the 1990 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to Kevin T. Parker, Senior Vice President, Finance and Chief Financial Officer, at the Company's principal offices at 1310 Ridder Park Drive, San Jose, California 95131.

Purpose

The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase common stock of the Company through payroll deductions.

Administration

The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board. At the present time, the Purchase Plan is being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive, and binding upon all participants.

Eligibility and Participation

Employees (including officers and employee directors) who are employed with the Company (including subsidiaries of the Company approved by the Board of Directors) as of the first business day of each offering

Aspect Communications Corporation                               Proxy Statement

period of the Purchase Plan (the Enrollment Date) are eligible to participate in the Purchase Plan. For eligibility purposes, "employee" shall mean any individual whose customary employment with the Company or any designated subsidiary is at least twenty hours per week and more than five months in any calendar year. Purchase Plan participants are subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as set forth in the Purchase Plan. No employee shall be granted an option under the Purchase Plan if (i) immediately after the grant, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such option would permit such employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries which exceeds $25,000 worth of stock for each calendar year in which such option is outstanding at any time. A total of approximately 2,136 employees were eligible to participate in the Purchase Plan on December 31, 1999.

Eligible employees become participants in the Purchase Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the applicable Enrollment Date, unless a late time for filing the subscription agreement has been set by the Board of Directors. Payroll deductions commence on the first payroll following the Enrollment Date and end on the last payroll paid on or prior to the last day (the Exercise Date) of the offering period to which the subscription agreement is applicable, unless sooner terminated by the participant.

Grant and Exercise of Option

At the beginning of an offering period, each participant is granted an option to purchase that number of shares equal to up to 10% of the participant's eligible compensation received on each payday during the offering period divided by the lower of 85% of the fair market value of a share of the Company's common stock (i) at the beginning of the offering period or (ii) at the end of the offering period, subject to the limitations set forth below. The plan administrator has the discretion under the Purchase Plan to determine the maximum number of shares that a participant shall be permitted to purchase in any six-month offering period. The current maximum number of shares an employee may purchase is 250 shares (as adjusted for stock splits, recapitalizations and the like) of common stock under the Purchase Plan in any six-month offering period. The administrator, under the terms of the Purchase Plan, may from time to time change this limit. In addition, such purchases shall be subject to the other limitations set forth in the Purchase Plan. The Company may make a pro rata reduction in the number of shares subject to options if the total number of shares that would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the Purchase Plan. Unless an employee withdraws his or her participation in the Purchase Plan by giving written notice to the Company of his or her election to withdraw all accumulated payroll deductions prior to the end of an offering period, the employee's option for the purchase of shares will be exercised automatically at the end of the offering period. The maximum number of full shares subject to the option that are purchasable with the accumulated payroll deductions in his or her account will be purchased at the applicable purchase price determined below. During his or her lifetime, a participant's option to purchase shares under the Purchase Plan is exercisable only by the participant.

Purchase Price

The purchase price per share at which shares are sold to participating employees under the Purchase Plan is the lower of (i) 85% of the fair market value per share of the common stock at the time the option is granted at the commencement of the offering period, or (ii) 85% of the fair market value per share of the common stock at the time the option is exercised on the last day of the offering period. The fair market value of the common stock on a given date shall be the closing sale price of the common stock for such date, as reported on the Nasdaq National Market (or in the event that the common stock is not traded on such date, on the last preceding trading date for which such quotation exists).

Aspect Communications Corporation                               Proxy Statement


Payroll Deductions

Money to purchase shares under the Purchase Plan is accumulated by payroll deductions over the offering period. The deduction may not be less than 1% or more than 10% of a participant's eligible compensation during the offering period. A participant may discontinue or decrease his or her payroll deduction percentage, but may not increase his or her rate of payroll deductions at any time during the offering period. The Board of Directors is authorized to limit the number of participation rate decreases during any offering period. A participant's payroll deduction may be decreased to 0% if the aggregate of his or her payroll deductions for a calendar year would result in the participant purchasing shares in excess of any of the limitations set forth in the Purchase Plan.

Termination of Employment

In the event an employee fails to remain an employee of the Company for at least 20 hours per week during the applicable offering period, or in the event an employee terminates his or her employment with the Company for any reason, including retirement or death (except under the circumstance described below) during the applicable offering period, the participant will be deemed to have withdrawn from the Purchase Plan and the participant's option will be terminated. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto, as provided in the Purchase Plan. In the event of a participant's death within three months of an exercise date, the participant's option will survive and be exercised on the scheduled exercise date for the offering period.

Adjustment Upon Changes in Capitalization

In the event any change is made in the Company's capitalization in the middle of an offering period, such as a stock split or stock dividend, which results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, appropriate adjustment shall be made in the purchase price, the number of shares subject to options under the Purchase Plan and in the maximum number of shares that can be purchased by a participant during an offering period provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."

In the event of a proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Purchase Plan shall be assumed or an equivalent substitute option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board of Directors elects to shorten the offering period then in progress by setting a new exercise date and notifying the optionees of the change in their exercise date.

Amendment and Termination of the Plan

The Board of Directors may at any time amend or terminate the Purchase Plan, but no amendment or termination shall be made that would impair the rights of any participant under any grant previously made without his or her consent, provided, however, that an offering period may be terminated if the Board of Directors determines that the termination of the Purchase Plan is in the best interest of the Company and its shareholders or if continuation of the Purchase Plan and/or offering period would cause the Company to incur adverse accounting treatment as a result of a change in the generally accepted accounting principles. In addition, the Company shall obtain shareholder approval of any amendment to the Purchase Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, Section 423 of the Code, and/or any other applicable law or regulation. The Purchase Plan will expire in March 2010, unless sooner terminated by the Board of Directors.

Aspect Communications Corporation                               Proxy Statement


The Board of Directors may at any time, except during an offering period in progress, without shareholder consent and without regard to whether any participant rights may be adversely affected, establish limitations or procedures as the Board of Directors determines advisable, provided, however, that such limitations or procedures are consistent with the Purchase Plan.

U.S. Federal Income Tax Information

The following is a brief summary of the effect of federal income taxation on the optionee and the Company with respect to the grant and exercise of options and the disposition of stock acquired upon such exercises under the Purchase Plan. This summary does not purport to be complete, and does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside. The Company advises all eligible employees to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of stock acquired upon such exercises under the Purchase Plan.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax; the amount of the tax will depend upon the holding period of the shares. If a participant disposes of his or her shares of common stock within two years from the first day of an offering period or within one year from the exercise date, a transaction referred to as a "disqualifying disposition," the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the exercise date exceeds the purchase price. In such instances, the amount of such ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of common stock for more than one year after the exercise date.

If the participant disposes of his or her shares of common stock more than two years after the first day of an offering period and more than one year after the exercise date, a transaction referred to as a "qualifying disposition," then the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period. The amount of such ordinary income will be added to the participant's basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

The Company will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of such disposition. In all other cases, no deduction is allowed the Company.

Required Vote

The amendment to the Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,400,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's common stock who are present at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1990
                                         ---
EMPLOYEE STOCK PURCHASE PLAN, WHICH WILL INCREASE SHARES AUTHORIZED AND RESERVED UNDER THE PLAN BY 2,400,000 SHARES.

Aspect Communications Corporation                               Proxy Statement

            PROPOSAL NO. 4 - APPROVAL OF THE ASPECT INCENTIVE PLAN

At the Annual Meeting, the Company's shareholders are being asked to approve the Aspect Incentive Plan (the Incentive Plan).

General

The Incentive Plan was adopted by the Board of Directors in March 2000 and is intended to qualify under Section 162(m) of the Code.

Summary of the Aspect Incentive Plan

The following is a summary of the principal features of the Incentive Plan. The summary, however, does not purport to be a complete description of all the provisions of the Incentive Plan. Any shareholder of the Company who wishes to obtain a copy of the actual Incentive Plan document may do so upon written request to Kevin T. Parker, Senior Vice President, Finance and Chief Financial Officer, at the Company's principal offices at 1310 Ridder Park Drive, San Jose, California 95131.

The Incentive Plan is a formula-driven, performance-based incentive plan that is reviewed and approved by the Compensation Committee prior to the start of each fiscal year. The Company established the Incentive Plan beginning in January 2000 for all non-sales employees to create one Company-wide incentive plan to:

  . Provide a common framework for managing and rewarding performance across the organization,

  . Clearly establish and communicate the goals and objectives for the Company and each participating employee,

  . Motivate and reward performance supporting Aspect's critical business goals,

  . Link rewards with individual performance, and

  . Provide upside compensation opportunity along with downside risk.

The funding for the Incentive Plan is determined by the Company's performance against a set of performance goals and measurements as determined by the Compensation Committee. Currently these goals and measurements include revenue growth and operating profit margins excluding the amortization of intangible assets. The Compensation Committee may also include other metrics as deemed appropriate, including, but not limited to, total shareholder return, stock price, value-added measures, asset turnover, return on investment, earnings per share, customer satisfaction, internal operational criteria and management objectives.

Achievements of the goals are substantially uncertain at the time the goals are established and the Compensation Committee certifies the attainment of the goals before any payment is made. The formula specifies the maximum annual payout for any one employee and precludes the Compensation Committee from increasing any amount once determined by the performance against the Company and personal performance measurements.

The Incentive Plan was also designed to meet the exclusion requirements of
Section 162 (m) of the Code as described below. The 1993 Omnibus Budget Reconciliation Act (OBRA) established a $1,000,000 ceiling for deductions for compensation paid to any of the five most highly compensated executive officers identified in the Company's Proxy Statement (although performance-related compensation as defined by OBRA in excess of $1,000,000 will remain deductible). Because none of the cash compensation figures for the five most highly compensated executive officers identified in the Company's Proxy Statement approached the limitation in 1999, there has been no requirement on the part of the Company to use any of the available exemptions from the deduction limit.

Aspect Communications Corporation                               Proxy Statement

However, cash compensation levels for the highest paid executives are beginning to approach the threshold of this limitation. The Compensation Committee wants to take steps to ensure that performance-related compensation continues to be deductible by the Company.

Required Vote

Adoption of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of the Company's common stock who are present at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ASPECT INCENTIVE
                                         ---
PLAN.

   PROPOSAL NO. 5 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2000, and recommends that the shareholders vote for ratification of such appointment. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Deloitte & Touche LLP has audited the Company's financial statements since 1986. One or more representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
                                         ---
APPOINTMENT OF DELOITTE & TOUCHE LLP.

Aspect Communications Corporation                               Proxy Statement

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of the Company's common stock, as to (i) each person who is known by the Company to beneficially own 5% or more of the Company's common stock, (ii) each of the Company's directors and nominee for director, (iii) each of the Company's Named Executive Officers (as defined hereafter) and (iv) all directors and executive officers as a group. The information set forth below is as of February 29, 2000.

                                                                   Shares
                                                                Beneficially
                                                                  Owned (1)
                                                              -----------------
5% Shareholders, Directors, Nominee for Director, Named
Executive
Officers, and Directors and Executive Officers as a Group      Number   Percent
---------------------------------------------------------     --------- -------
Entities affiliated with FMR Corporation (2)................  6,322,500  12.4%
82 Devonshire Street
Boston, MA 02109

James R. Carreker (3).......................................  1,711,641   3.3%
Debra J. Engel (4)..........................................     32,140     *
Norman A. Fogelsong (5).....................................  1,413,500   2.8%
Christopher B. Paisley......................................        --      --
John W. Peth (6)............................................     52,140     *
Deborah E. Barber (7).......................................     12,439     *
David D. Hare...............................................      1,250     *
Beatriz V. Infante (8)......................................     78,332     *
Barry Wright................................................        250     *
Eric J. Keller (9)..........................................      3,226     *
All directors and executive officers as a group (12 persons)
 (10).......................................................  3,301,942   6.4%

--------
 *Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2) Includes 5,976,520 shares of common stock owned by investment funds (the Funds) managed by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940. Edward C. Johnson III (Chairman of FMR Corp.), FMR Corp. and the Funds each have sole power to dispose of the shares owned by the Funds. Also includes 232,500 shares of common stock owned by Fidelity Management Trust Company. Edward C. Johnson III and FMR Corp. each have sole power to dispose of these shares, sole power to vote 130,200 shares and no power to vote 102,300 shares. Also includes 113,480 shares of common stock owned by Fidelity International Limited (FIL). FIL has sole power to dispose of and to vote these 113,480 shares. This information was determined as of February 29, 2000, from Schedule 13G dated March 10, 2000, as filed by FMR Corp. with the Securities and Exchange Commission.

(3) Includes 1,055,140 shares held by the Carreker Family Trust and 400 shares owned directly. Also includes 31,000 shares held by the Arbutus Educational Trust, a charitable remainder trust of which Mr. Carreker is the trustee; and 625,101 shares issuable pursuant to options that are exercisable by Mr. Carreker within 60 days of February 29, 2000.

(4) Includes 19,500 shares issuable pursuant to options that are exercisable by Ms. Engel within 60 days of February 29, 2000.

(5) Includes 1,006,000 shares held by the Fogelsong Family Trust. Also includes 400,000 shares held of record by Institutional Venture Partners for which Mr. Fogelsong works as a venture capitalist and for which he disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. Also

Aspect Communications Corporation                               Proxy Statement

    includes 7,500 shares issuable pursuant to options that are exercisable by Mr. Fogelsong within 60 days of February 29, 2000.

(6) Includes 7,500 shares issuable pursuant to options that are exercisable by Mr. Peth within 60 days of February 29, 2000.

(7) Includes 10,512 shares issuable pursuant to options that are exercisable by Ms. Barber within 60 days of February 29, 2000.

(8) Includes 70,832 shares issuable pursuant to options that are exercisable by Ms. Infante within 60 days of February 29, 2000.

(9) As of June 30, 1999, Mr. Keller transitioned from an executive officer to a non-executive officer. Mr. Keller provided certain advisory services until February 15, 2000.

(10) Includes 740,945 shares issuable pursuant to options that are exercisable by all directors and executive officers within 60 days of February 29, 2000. The number of persons shown includes Mr. Paisley.

Aspect Communications Corporation                               Proxy Statement

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2000, the Company offered all executive officers new employment agreements. Pursuant to the terms of the agreements, if an individual officer is involuntarily terminated other than for cause or is constructively terminated within 12 months following a change of control of the Company, the officer is entitled to certain severance benefits, including acceleration of vesting and continuation of salary and other benefits for up to twenty-four months.

Additionally, for the Co-Presidents, each of their employment agreements provide for additional severance benefits in the event of specified structural changes which include the creation of an additional level of management between the Co-President and the Chairman or certain conditions regarding the succession of the existing Chief Executive Officer, followed shortly thereafter by a subsequent reduction of their individual duties, responsibilities or compensation. The Co-President shall be entitled to receive a lump sum severance payment equal to 150% of the Co-President's then current annual base salary. In addition, the Co-President is entitled to certain other benefits for up to eighteen months.

In August 1999, in connection with his commencement of employment, the Company loaned Co-President Barry Wright $809,890 pursuant to a full recourse promissory note which bears interest at 6% per annum, compounded annually. The note is due and payable in five years, but may become due earlier under certain conditions. No amounts have been paid on the note to date.

Also in connection with Mr. Wright's commencement of employment, the Company entered into a five-year cash bonus agreement wherein Mr. Wright will receive various amounts ranging from $38,000 to $349,000 in annual payments, totaling $766,000. This bonus agreement is subject to Mr. Wright's continued employment.

In addition, if Mr. Wright's employment is terminated involuntarily before June 1, 2004, other than for cause, or his employment is terminated by him following a constructive termination, he shall be entitled to receive a cash severance payment ranging from $663,000 to $166,000, dependent upon the date of termination.

During 1999, the Company entered into severance agreements with former executive officers Eric J. Keller, Kathleen M. Cruz, Robert A. Blatt and Dennis L. Haar. As they continued to provide certain advisory services as employees of the Company, they received monthly base pay and benefits through their termination dates.

Aspect Communications Corporation                               Proxy Statement


                            EXECUTIVE COMPENSATION

The following table presents compensation paid by the Company for services rendered during fiscal years 1999, 1998 and 1997 for (i) the Chief Executive Officer (CEO), (ii) the four most highly compensated executive officers (other than the CEO) serving at the end of the last fiscal year whose salary plus bonus exceeded $100,000 in fiscal 1999 and (iii) one former executive officer who would have been included in the category described in subsection (ii) had he still been an executive officer of the Company at the end of fiscal 1999 (the group of six individuals collectively referred to hereinafter as the "Named Executive Officers"). The information set forth below is for fiscal years ended December 31.

                          Summary Compensation Table

                                                   Long-Term
                                     Annual       Compensation
                                  Compensation       Awards
                                ----------------- ------------
                                                   Securities
Name and Principal                                 Underlying     All Other
Position                   Year  Salary   Bonus     Options    Compensation (1)
------------------         ---- -------- -------- ------------ ----------------
James R. Carreker......... 1999 $304,512 $258,641   100,000         $4,800
 Chairman and Chief
  Executive Officer        1998 $299,363 $119,475    50,000         $4,800
                           1997 $276,884 $197,858    75,000         $4,750

Beatriz V. Infante (2).... 1999 $354,550 $296,771   150,000         $4,800
 Co-President              1998 $ 69,027 $ 40,833   100,000            --
                           1997      --       --        --             --

Barry Wright (3).......... 1999 $177,465 $379,259   150,000         $1,521
 Co-President              1998      --       --        --             --
                           1997      --       --        --             --

Deborah E. Barber (4)..... 1999 $237,266 $107,019   100,000            --
 Senior Vice President,
  Human Resources and      1998 $153,918 $ 26,871    40,000            --
 Corporate Services        1997      --       --        --             --

David D. Hare (5)......... 1999 $137,692 $130,832    75,000            --
 Senior Vice President,
  Customer Services        1998      --       --        --             --
                           1997      --       --        --             --

Eric J. Keller (6)........ 1999 $298,160 $ 23,155    60,000         $4,800
 Former Senior Vice
  President, Finance and   1998 $252,062 $ 96,960    40,000         $4,800
 Chief Financial Officer   1997 $236,992 $ 70,206    25,000         $4,750

--------

(1) The amounts in this column consist of matching contributions made by the Company to individual 401(k) savings accounts.

(2) Ms. Infante joined the Company on October 5, 1998. The amounts included in 1998 reflect retroactive pay adjustments effected in 1999.

(3) Mr. Wright joined the Company on June 1, 1999.

(4) Ms. Barber joined the Company on April 13, 1998.

(5) Mr. Hare joined the Company on June 6, 1999.

(6) As of June 30, 1999, Mr. Keller transitioned from an executive officer to a non-executive officer. Mr. Keller provided certain advisory services until February 15, 2000.

Aspect Communications Corporation                               Proxy Statement


The Company's 1999 Equity Incentive Plan provides for the grant of options to executive officers of the Company. Options granted to Named Executive Officers under this plan were incentive stock options to the extent allowable under
Section 422 of the Internal Revenue Code and were otherwise nonstatutory stock options. The options were granted at a price equal to the fair market value of the Company's common stock on the date of grant. Such options typically expire ten years from the date of grant. The following table presents stock option grants made during 1999 to the Named Executive Officers.

                             Option Grants in 1999

                                                                             Potential
                                                                        Realizable Value at
                                                                          Assumed Annual
                                                                          Rates of Stock
                                                                         Appreciation for
                                       Individual Grants                  Option Term (3)
                         ---------------------------------------------- -------------------
                                      % of Total
                          Number of    Options
                         Securities   Granted to
                         Underlying   Employees  Exercise or
                           Options    in Fiscal  Base Price  Expiration
Name                     Granted (1)   Year (2)   Per Share     Date       5%       10%
----                     -----------  ---------- ----------- ---------- -------- ----------
James R. Carreker.......   100,000(4)     1.9%     $ 8.63    2/05/2009  $542,985 $1,376,356
Beatriz V. Infante......    25,000        0.5%     $ 8.25    1/25/2009  $129,710 $  328,709
                            50,000(4)     0.9%     $ 8.63    2/05/2009  $271,493 $  688,178
                            75,000        1.4%     $ 8.81    6/04/2009  $415,660 $1,053,364
Barry Wright............   150,000       2.83%     $ 8.63    6/01/2009  $813,632 $2,061,904
Deborah E. Barber.......    15,000        0.3%     $ 8.25    1/25/2009  $ 77,826 $  197,226
                            25,000(4)     0.5%     $ 8.63    2/05/2009  $135,605 $  343,651
                            60,000        1.1%     $ 8.81    6/04/2009  $332,528 $  842,691
David D. Hare...........    50,000        0.9%     $ 9.25    6/07/2009  $290,864 $  737,106
                            25,000(5)     0.5%     $13.94    9/10/2009  $219,130 $  555,320
Eric J. Keller..........    25,000        0.5%     $ 8.25    1/25/2009  $129,710 $  328,709
                            35,000(4)     0.7%     $ 8.63    2/05/2009  $190,045 $  481,725

--------

(1) Except as otherwise footnoted, options become exercisable at the rate of 25% on the first anniversary of the grant date, and 2.0833% each month thereafter.

(2) The Company granted options representing 5,310,584 shares to employees in 1999.

(3) The 5% and the 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price.

(4) Options become exercisable at the rate of 50% on the first anniversary of the grant date, and 2.0833% each month thereafter.

(5) Options become 100% exercisable on the first anniversary of the grant date.

Aspect Communications Corporation                               Proxy Statement


The following table presents information on stock options exercised during 1999 and the value of all stock options held on December 31, 1999, for the Named Executive Officers.

                    Aggregated Option Exercises in 1999 and
                        December 31, 1999 Option Values

                                                        Number of
                                                  Securities Underlying     Value of Unexercised
                                                 Unexercised Options at     In-the-Money Options
                                                    December 31, 1999     at December 31, 1999 (2)
                                                ------------------------- -------------------------
                           Shares      Value
                          Acquired    Realized
Name                     on Exercise    (1)     Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
James R. Carreker.......   100,000   $  775,000   555,518      169,482    $15,697,520  $4,176,222

Beatriz V. Infante......       --           --     29,166      220,834    $   647,121  $6,141,942

Barry Wright............       --           --        --       150,000            --   $4,575,000

Deborah E. Barber.......       --           --     16,667      123,333    $   211,463  $3,340,412

David D. Hare...........       --           --        --        75,000            --   $2,123,437

Eric J. Keller..........   107,811   $1,219,161    19,374       97,815    $   381,771  $2,407,236

--------
(1) The amount shown represents the difference between the fair market value of the shares on the date of exercise and the exercise price of the option.

(2) Based on the closing sale price of the Company's common stock as reported on the Nasdaq National Market on December 31, 1999, $39.125 per share, minus the exercise price, multiplied by the number of shares underlying the option.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee report and the Company stock price performance graph shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT

The Company's compensation for executive officers is determined by the Compensation Committee. The Compensation Committee is composed of two nonemployee directors intended to qualify as "outside directors" under Section 162(m) of the Code and employs independent authorities on executive compensation to assist them in determining appropriate executive pay. The Compensation Committee meets on a scheduled basis to evaluate the effectiveness of the program strategy as well as current and proposed fiscal year Company performance and executive pay. Additionally, the Compensation Committee is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has significantly changed. During 1999, the Compensation Committee met on six occasions.

The objective of the Company's executive compensation program is to align executive compensation with the Company's long- and short-term business objectives and performance. In the high technology marketplace where the Company competes for executive talent, it is imperative that executive compensation enables the Company to attract, retain and motivate qualified executives able to contribute to the long-term business success of the Company. The following specific strategies are used to guide the Company's executive compensation decisions:

  . Key Stakeholder Alignment. Executive compensation is designed to align management's interests with shareholders' interests and the creation of shareholder value.

  . Risk and Reward. A significant portion of an executive's compensation is tied to his or her performance and contributions to the success of the Company.

Aspect Communications Corporation                               Proxy Statement


  . Pay for Performance. The achievement of higher levels of performance is rewarded by higher levels of compensation. Similarly, performance below minimum expectations may result in low or no variable compensation to the executives.

  . Compensate Competitively. The Company regularly compares its compensation programs to those of other companies of comparable size within similar industries to place target pay substantially at market.

The Compensation Committee meets with the CEO and the Senior Vice President, Human Resources and Corporate Services to consider potential long-term executive compensation and to propose specific compensation plans for the next fiscal year. They evaluate current executive compensation from independent market surveys supplied by independent human resource consultants, and evaluate the performance of individual executives. The Compensation Committee also independently reviews the individual performance of the CEO based upon the data and the Compensation Committee's evaluation of the CEO's performance and expected future contributions in leading the Company.

During 1999, the Company's executive compensation program included these key elements:

  . Base Salary. The Company established the base salaries of its executive officers based on competitive market practices derived from comparisons with companies of similar size in similar industries. The approach is to target base salary levels around the 50th percentile of such data. Actual pay decisions are based on performance, responsibility, future potential and experience of the individual executive. The Compensation Committee exercised its judgment based on all the factors described. No specific formula was applied to determine the value of each criterion, and, once established, base salary does not vary with the Company's performance.

  . Cash-Based Incentives. During 1999, Company executive officers participated in a cash incentive program under which payment was contingent upon the achievement of specific Company-wide goals such as operating profit and revenue performance. Cash-based incentives are designed to range from no bonus payment when performance is well below established targets to bonus amounts somewhat above market levels when performance is well above established targets.

  . Equity-Based Incentives. Each year, the Compensation Committee considers the grant to executives of stock options. The Compensation Committee believes that stock options provide added incentive for executives to influence the strategic direction of the Company and to create and grow value for customers, shareholders and employees. Options are granted at exercise prices equal to the stock's fair market value at the time of grant and, typically, have four-year vesting periods to encourage retention. The number of stock options that are granted to individual executives is based on demonstrated sustained performance and independent survey data reflecting competitive stock option practices.

CEO Compensation

The CEO's base salary for 1999 was based on competitive market rates and the Compensation Committee's review of his past performance. During 1999, the CEO's base salary was $304,512. Effective January 2000, the Compensation Committee increased the CEO's base salary to $400,000 to be competitive with salaries being paid to the CEO's of comparably sized companies engaged in similar industries. The Compensation Committee determined that the CEO earned $258,641 as a cash-based incentive for fiscal 1999.

Aspect Communications Corporation                                Proxy Statement


Executive Compensation

As described in Proposal No. 4, the Compensation Committee has approved, subject to shareholder approval, the adoption of the Aspect Incentive Plan. The Compensation Committee will continue to monitor the issue of deductibility of compensation payments.

COMPENSATION COMMITTEE

Debra J. Engel
Norman A. Fogelsong

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1999, the Compensation Committee consisted of directors Engel and Fogelsong. Neither of these persons has ever been an officer or employee of the Company or any of its subsidiaries, nor were there any Compensation Committee interlocks or other relationships during 1999 requiring disclosure under Item 402(j) of Regulation S-K of the Securities and Exchange Commission.

Aspect Communications Corporation                               Proxy Statement

                        COMPANY STOCK PRICE PERFORMANCE

The following graph compares cumulative total shareholder returns for the Company during the preceding five years to the S&P 500 Index and the S&P High Technology Composite Index.

          COMPARISON OF CUMULATIVE TOTAL RETURN* SINCE DECEMBER 1994
           Aspect Communications Corporation, the S&P 500 Index and
                   the S&P High Technology Composite Index.

                             [CHART APPEARS HERE]

                         12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
                         -------- -------- -------- -------- -------- --------
Aspect Communications
 Corporation............   100      200      379      249      206      467
S&P High Technology
 Composite Index........   100      144      204      258      446      781
S&P 500 Index...........   100      138      169      226      290      351

--------
* Assumes that the value of the investment in Aspect Communications Corporation common stock and each index was $100 on December 31, 1994, and that all dividends were reinvested.

Aspect Communications Corporation                               Proxy Statement


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were satisfied.

                         STOCK OPTION PLAN INFORMATION

The Company maintains three stock option plans: the 1999 Equity Incentive Plan (1999 Plan), the 1996 Employee Stock Option Plan (1996 Plan) and the 1998 Directors' Stock Option Plan (Directors' Plan). Executive officers are only eligible to receive grants under the 1999 Plan. Options granted under the 1999 Plan are usually granted as incentive stock options to the extent allowable under Section 422 of the Internal Revenue Code, with the remaining options being nonstatutory stock options, while all options granted under the 1996 Plan and the Directors' Plan are nonstatutory stock options. In addition, the Company assumed stock option plans and options granted thereunder in connection with its acquisitions of Commerce Soft, Inc., Voicetek Corporation and PakNetX Corporation. No further grants have been made under the assumed plans since their assumption.

The terms of the 1999 Plan and the 1996 Plan state that options must be granted at a price not less than 100% of fair market value of the Company's stock on the date of grant. Options are typically granted with a four-year vesting schedule and typically expire 30 days after the optionee's termination date or seven to ten years after the grant date, whichever is sooner. The maximum number of shares that may be granted to any individual during a fiscal year, under the 1999 Plan or the 1996 Plan, is 500,000 shares, subject to adjustment for stock splits.

In September and December 1999 the Board of Directors authorized a 1,100,000 and 1,500,000 share increase to the shares available under the 1996 Plan, respectively. As of February 29, 2000, 1,500,000, 7,050,000 and 300,000 shares were reserved for issuance and 580,000, 657,680 and 258,000 were available for grant under the 1999 Plan, the 1996 Plan and the Directors' Plan, respectively.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals by shareholders of the Company that are intended to be presented by such shareholders at the Company's 2001 Annual Meeting of Shareholders must be received by the Company no later than November 27, 2000, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

The Company knows of no other matters to be submitted to shareholders at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
ASPECT COMMUNICATIONS CORPORATION

March 29, 2000

Aspect Communications Corporation       Annual Financial Report to Shareholders

                       ASPECT COMMUNICATIONS CORPORATION
                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

                     SELECTED CONSOLIDATED FINANCIAL DATA

                            (in thousands, except per share and employee
                                                data)
                          -----------------------------------------------------
YEARS ENDED DECEMBER        1999       1998       1997       1996       1995
31,(a)                    ---------  ---------  ---------  ---------  ---------

Net revenues              $ 489,112  $ 512,316  $ 390,642  $ 308,703  $ 198,972
Gross margin                245,943    284,132    221,669    174,781    111,596
  (% of net revenues)            50%        55%        57%        57%        56%
Research and development     86,890     67,877     45,723     34,585     23,450
  (% of net revenues)            18%        13%        12%        11%        12%
Selling, general and
 administrative             199,050    150,118    104,431     82,478     50,726
  (% of net revenues)            41%        29%        27%        27%        25%
Income (loss) from
 operations                 (39,997)    56,238     52,605     57,718     35,620
  (% of net revenues)            -8%        11%        13%        19%        18%
Net income (loss)         $ (28,851) $  32,490  $  35,182  $  37,633  $  23,991
  (% of net revenues)            -6%         6%         9%        12%        12%
Earnings (loss) per
 share:
  Basic                   $   (0.60) $    0.64  $    0.71  $    0.86  $    0.58
  Diluted                 $   (0.60) $    0.61  $    0.67  $    0.75  $    0.52
  Diluted excluding
   amortization of
   intangibles and non-
   recurring items        $   (0.29) $    1.01  $    1.05  $    0.77  $    0.53
AS OF DECEMBER 31,
Cash, cash equivalents,
 short-term investments,
 and marketable equity
 securities               $ 338,805  $ 196,111  $ 146,216  $ 115,797  $  93,633
Working capital             313,262    258,177    169,814    140,079    108,588
Total assets                636,212    560,659    370,343    263,093    215,871
Long-term debt (b)          163,107    153,744      6,531      4,500     59,500
Shareholders' equity (b)  $ 331,199  $ 298,157  $ 267,795  $ 219,448  $ 112,285
Shares outstanding (b)       49,462     49,309     49,997     48,807     41,753
Capital spending          $  33,292  $  28,884  $  24,922  $  33,210  $  16,627
Regular full-time
 employees                    2,360      2,280      1,610      1,330        950

--------
(a) In May 1998, Aspect acquired Voicetek Corporation. The transaction was accounted for as a purchase, and a charge of $10 million, or $0.19 per share on a diluted basis, was recorded for purchased in-process technology. In February 1998, Aspect entered into a litigation settlement and patent cross-license agreement with Lucent Technologies Inc. The transaction resulted in a charge in fiscal 1997 of $14 million, or $0.17 per share on a diluted basis.
     In September 1997, Aspect acquired Commerce Soft Inc. The transaction was accounted for as a purchase, and a charge of $5 million, or $0.09 per share on a diluted basis, was recorded for purchased in-process technology. During 1997, Aspect recorded a gain on the sale of appreciated equity securities of $2 million, or $0.02 per share on a diluted basis.
     During 1996, Aspect acquired Envoy Holdings Limited and Prospect Software, Inc. The transactions were accounted for as pooling of interests. In October 1995, Aspect acquired TCS Management Group, Inc. The transaction was accounted for as a purchase, and a charge of $2 million, or $0.02 per share on a diluted basis, was recorded for purchased in-process technology.
     Diluted earnings per share excluding amortization of intangibles and non-recurring items have been adjusted for these one-time events as well as amortization of intangible assets purchased in connection with the acquisitions of TCS, Voicetek, Commerce Soft, and various intellectual property portfolios.
(b) In August 1998, Aspect completed a private placement of approximately $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018.
     In October 1996, Aspect converted a previously issued $55 million convertible subordinated debenture into approximately 6 million shares of common stock.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Background and Acquisitions

In February 2000, Aspect acquired privately held PakNetX Corporation (PakNetX), an eBusiness software provider based in Salem, New Hampshire. The transaction will enable Aspect to integrate multimedia-over-IP technology into its flagship customer relationship portal software and strengthen Aspect's eCRM market position. The transaction will be accounted for as a purchase. Under the terms of the agreement, Aspect purchased all of the outstanding common and preferred shares and warrants of PakNetX for approximately
$55 million, which includes $10 million in payments contingent on the achievement of certain milestones. In addition, Aspect assumed the existing PakNetX stock option plan and converted PaxNetX stock options into Aspect stock options. Aspect expects to record a one-time charge of between $4 million and $6 million for purchased in-process technology and development expenses in the first quarter of 2000. The historical operations of PakNetX are not material to Aspect's financial position or results of operations.

In September 1999, the Company changed its name from Aspect Telecommunications Corporation to Aspect Communications Corporation to reflect the transformation of its business from a telecommunications equipment supplier to a provider of customer relationship portals.

In August 1998, Aspect completed a private placement of approximately $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018. The debentures are priced at a yield to maturity of 6% per annum and are convertible into Aspect common stock anytime prior to maturity at a conversion rate of 8.713 shares per $1,000 principal amount.

In May 1998, Aspect acquired Voicetek Corporation (Voicetek), a leading supplier of interactive voice response (IVR) applications. The transaction was accounted for as a purchase. Aspect recorded a one-time charge of $10 million in 1998, or $0.19 per diluted share, for purchased in-process technology related to two development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain.

In February 1998, Aspect and Lucent Technologies Inc. (Lucent) announced that they had agreed to dismiss their patent lawsuits against each other, released each other from claims of past infringement, and settled their patent disputes by entering into a cross-license agreement. Under the terms of the agreement, Aspect agreed to pay Lucent a one-time fee and future royalties that are not expected to be material to our results of operations. Aspect recorded a non-recurring charge of $14 million ($0.17 per share on a diluted basis) in the year ended December 31, 1997.

In September 1997, Aspect acquired Commerce Soft Inc. (Commerce Soft), a developer of customer interaction technology, and its results of operations are included in the accompanying condensed financial statements since the date of acquisition. The transaction was accounted for as a purchase that resulted in a one-time charge of $5 million ($0.09 per share on a diluted basis) in 1997 related to in-process technology.

Except for historical information contained herein, the matters discussed in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended; Section 21E of the Securities and Exchange Act of 1934, as amended; and the Private Securities Litigation Reform Act of 1995; and are made under the safe-harbor provisions thereof. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. See "Business Environment and Risk Factors" below. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Aspect undertakes no obligation to publicly release any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

Aspect Communications Corporation       Annual Financial Report to Shareholders


Results of Operations

During 1999, we initiated a transformation of our business from a telecommunications equipment supplier to a provider of customer relationship portals. The primary motive for the transformation was that forecasts for the traditional market for voice applications and equipment indicated that we could no longer sustain our historical growth rates in this market alone. We needed to define and execute a market strategy that would fuel our next stage of growth. This transformation included repackaging and repricing our products and services, development and launch of new software-based products and services, transforming our internal processes and systems so that we could operate within a software-centric business model, establishing key systems integration and technology partnerships, changes in our senior management team, and retention of key employees. Our 1999 results reflect the slowdown in business that drove this transformation, together with the impact of the transformation, through reduced revenues and higher costs as discussed below.

Net revenues decreased 4.5% to $489 million in 1999 from $512 million in 1998, and 1998 revenues increased by 31% from $391 million in 1997. Net revenues for 1998 include results of Voicetek for the period since its acquisition in May 1998. Excluding Voicetek revenues, Aspect's revenues increased by an estimated 25% from 1997 to 1998. Net revenues outside North America as a percentage of total net revenues over the periods presented were 34% in 1999, 32% in 1998, and 28% in 1997.

Product revenues decreased 18% to $282 million in 1999 from $343 million in 1998, and 1998 product revenues grew by 24% from $276 million in 1997. The decrease in 1999 relates primarily to the business model transformation previously described. The increase in product revenues for 1998 was primarily attributable to increased market demand for our legacy products, as the volume of new systems and add-ons increased from 1997. Product revenues in 1998 also include Voicetek product revenues since May 1998. Changes in average selling prices for our products across the periods presented are not meaningful due to the change in our business model.

Services revenues increased 22% to $207 million in 1999 from $169 million in 1998, and 1998 services revenues increased 48% from $114 million in 1997. Growth in services revenues for both periods resulted primarily from increases in maintenance revenues as a result of the growth in our installed base, including growth through acquisitions. Services revenues include fees for providing contractually agreed-upon system service and maintenance (which typically commence twelve months from delivery and, accordingly, are primarily affected by growth in the installed base); installation of products; systems integration revenues; and other support services.

Gross margin on product revenues was 67% in 1999, and 68% in both 1998 and 1997. The decline in product margins from 1998 to 1999 primarily reflects the increased proportional impact of fixed costs during the first three quarters of 1999 when compared with product revenues.

Gross margin on services revenues was 27% in 1999, 29% in 1998, and 30% in 1997. The decrease in services margins across the periods reflects services revenues not growing proportionately with the costs associated with providing the related services; in particular, costs associated with consulting and systems integration services. On a forward-looking basis, we anticipate that services margins will fluctuate from period to period due to fluctuations in services revenues (since many of the costs of providing services do not vary proportionately with related revenues) and ongoing efforts to expand services infrastructure.

Research and development (R&D) expenses increased 28% to $87 million in 1999, and 48% to $68 million in 1998 from $46 million in 1997. R&D expenditures reflect our ongoing efforts to remain competitive through both new product development and expanded capabilities for existing products. The increases across the periods presented primarily reflect increased staffing, associated transformation and infrastructure costs, and the impact of amortization costs associated with purchased, developed, and core technology intangible assets. As a percentage of net revenues, R&D expenses were 18% in 1999, 13% in 1998, and 12% in 1997. Excluding

Aspect Communications Corporation       Annual Financial Report to Shareholders

amortization of intangible assets, R&D expenses were $83 million in 1999, $65 million in 1998, and $46 million in 1997. We continue to believe that significant investment in R&D is required to remain competitive, and anticipate, on a forward-looking basis, that such expenses in 2000 will increase in absolute dollars, although such expenses as a percentage of net revenues may fluctuate between periods.

Selling, general and administrative (SG&A) expenses increased 33% to $199 million in 1999, and 44% to $150 million in 1998 from $104 million in 1997. The increases in 1999 primarily resulted from increased staffing, higher marketing expenses, costs related to our transformation, and the full-year impact of amortization of intangible assets purchased in connection with the Voicetek acquisition in May 1998. The increases in 1998 primarily resulted from increased staffing, infrastructure expansion, and other costs related to expansion of our business, offset by a reduction in legal expenses. SG&A expenses as a percentage of net revenues were 41% in 1999, 29% in 1998, and 27% in 1997. Excluding amortization of intangible assets, SG&A expenses were $188 million in 1999, $141 million in 1998, and $101 million in 1997. We anticipate, on a forward-looking basis, that SG&A expenses will continue to increase in absolute dollars for 2000, when compared with 1999, although such expenses as a percentage of net revenues may fluctuate between periods.

Purchased in-process technology represents non-recurring charges of $10 million in 1998, or $0.19 per diluted share, related to the acquisition of Voicetek; and $5 million in 1997, or $0.09 per diluted share, associated with the acquisition of Commerce Soft.

The intellectual property settlement represents a non-recurring charge of $14 million, or $0.17 per diluted share, related to the resolution of our litigation with Lucent in February 1998, which was recorded as a subsequent event in the fourth quarter of 1997.

Net interest and other income and expense were a net expense of $1 million in 1999, a decrease from $3 million of net interest income in 1998. Net interest income in 1998 decreased from $8 million in 1997. The decrease in 1999 resulted primarily from interest expense associated with the issuance of $150 million of convertible subordinated debentures in August 1998. The decrease in 1998 resulted from the following: interest expense associated with the debentures; lower interest earning balances primarily due to the acquisition of Voicetek; the implementation of a stock repurchase program; and generally lower interest rates.

In 1999, we recognized an income tax benefit at an effective tax rate of 30.0%, compared with an income tax expense at effective tax rates of 45.2% in 1998 and 41.6% in 1997. The tax rates in all periods presented vary from the statutory rate of 35.0%, primarily due to nondeductible expenses related to acquisitions (primarily goodwill amortization) and, in 1999, foreign losses on which no tax benefit can be recognized.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivatives be carried at fair value and provides for hedging accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not believe adoption of this statement will have a material impact on our financial position or results of operations.

Liquidity and Capital Resources

At December 31, 1999, the principal source of liquidity consisted of cash, cash equivalents, short-term investments, and marketable equity securities totaling $339 million, which represented 53% of total assets. The primary sources of cash during 1999 were $86 million from operating activities, predominantly a result of significant net collections of accounts receivable, and proceeds from the issuance of common stock under various stock plans of $27 million. The primary sources of cash during 1998 were $146 million net proceeds from the August 1998 private placement of convertible subordinated debentures, cash provided by operating activities of $43 million, and proceeds from the issuance of common stock under various stock plans of $13 million.

Aspect Communications Corporation       Annual Financial Report to Shareholders


As of December 31, 1999, the fair market value of our marketable equity securities was $86 million. These securities are available for sale at Aspect's discretion and are subject to market prices, which have historically fluctuated significantly.

The primary uses of cash during 1999 were net purchases of short-term investments of $40 million, $22 million used for a stock repurchase program, and $33 million for the purchase of property and equipment, primarily the purchase of computer software and hardware. We currently anticipate higher spending levels for capital equipment in 2000, primarily related to expansion of our facilities. The primary uses of cash during 1998 were net purchases of short-term investments of $89 million, $72 million for the acquisition of Voicetek, $32 million used for a stock repurchase program, $29 million for the purchase of property and equipment, and $17 million for payments on various notes payable.

At December 31, 1999, outstanding borrowings totaled $165 million, and comprised $163 million of convertible debentures and $1.7 million remaining on a $4.5 million note payable incurred in connection with the acquisition of TCS in 1995. The note payable is included in "other accrued liabilities" in the accompanying balance sheet.

In October 1998, Aspect approved a 5-million-share stock repurchase plan; all shares had been purchased by June 30, 1999.

On a forward-looking basis, cash, cash equivalents, short-term investments, marketable equity securities, and anticipated cash flow from operations will be sufficient to meet presently anticipated cash requirements during at least the next twelve months.

Year 2000 and Proximate Dates

The information provided below constitutes a "Year 2000 Readiness Disclosure" for purposes of the Year 2000 Readiness Disclosure Act.

Many computer systems were expected to experience problems handling dates around the year 2000 (Y2K). We expect that most Y2K-related problems would have become evident by January 31, 2000. We have experienced minor isolated disruptions to date that were quickly and easily remedied. Therefore, we believe that our mitigation activities outlined in prior public disclosures were successful in limiting problems around January 1, 2000. Some exposure continues to exist as follows:

  . Certain dates in 2000 such as February 29;

  . Within our supply chain if disruptions occur at suppliers that we are not aware of and affect their ability to supply us products as needed; and,

  . With our customers if disruptions occur that affect their buying patterns.

On a forward-looking basis, based upon the success of our efforts to mitigate problems around January 1, 2000, we believe that actions taken to date are sufficient to mitigate likely disruptions, and, therefore, we are not actively pursuing any significant additional Y2K remediation efforts other than those required to address specific known or potential issues.

The total costs of our Y2K compliance efforts are estimated to be approximately $10 million, substantially all of which has been spent to date. Y2K costs included consultant fees, internal hardware and software upgrade or replacement costs, and internal resources dedicated to identifiable Y2K efforts. Some of these costs represent the acceleration of costs that would have been incurred in the normal course of business in different periods.

Aspect Communications Corporation       Annual Financial Report to Shareholders


Business Environment and Risk Factors

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. You should read the cautionary statements in this document, wherever they appear, as applying to all related forward-looking statements. Our actual results may differ materially from our projections due to, among other things, the occurrence of the risks set forth below.

Our Company's Business Focus is Changing. We are shifting our focus from supplying telecommunications equipment to becoming a provider of customer relationship portals. Historically, we have supplied the hardware, software, and associated support services for implementing call center solutions. Our shift to an enterprise software business model has required and will continue to require substantial change, potentially resulting in some disruption, including the following:

  . Changes in management and technical personnel;

  . Modifications to the pricing and positioning of our products, which could impact revenues and operating results;

  . Expanded or differing competition resulting from entry into the enterprise software market;

  . More revenues being recognized over longer periods under software revenue recognition rules; and

  . An increased reliance on systems integrators to develop, deploy, and/or manage our applications.

Our inability to successfully continue this transition in a timely manner could materially affect our business, operating results, or financial condition.

The Prices of Our Common Stock and Convertible Subordinated Debentures Are Volatile. The price of our common stock and our convertible subordinated debentures may be subject to significant volatility. You cannot consider our past financial performance as a reliable indicator of performance for any future period, and should not use historical data to predict future results or trends. For any given quarter, a shortfall in our operating results from the levels expected by securities analysts or others could immediately and adversely affect the price of the convertible subordinated debentures and our common stock. If we do not learn of such shortfalls until late in a fiscal quarter, there could be an even more immediate and adverse effect on the price of the convertible subordinated debentures and our common stock. In addition, this volatility could be exacerbated by the relatively low trading volume of our common stock and debentures. We operate in a rapidly changing high-technology industry that exhibits significant stock market volatility. Should the price of our securities decline rapidly, we may become subject to class action securities litigation.

Our Revenues and Operating Results Are Uncertain and May Fluctuate. Our revenues may fluctuate significantly from period to period. There are many reasons for this variability, including the following:

  . The shift in our focus from supplying telecommunications equipment to becoming a provider of customer relationship portals;

  . Reduced demand for our products and services, as was the case in some recent quarters;

  . A limited number of large orders accounting for a significant portion of product revenues in any particular quarter;

  . The timing of consulting projects;

  . The size and timing of individual software license transactions;

  . Dependence on new customers for a significant percentage of product revenues;

Aspect Communications Corporation       Annual Financial Report to Shareholders


  . Fluctuations in the results of existing operations, recently acquired subsidiaries, newly established business units, or distributors of our products or services;

  . Seasonality and mix of products and services and channels of distribution;

  . Our ability to develop and market new products and control costs; and/or

  . Changes in market growth rates for different products and services.

In addition, our products typically represent substantial capital commitments by customers, involving a long sales cycle. As a result, customer purchase decisions may be significantly affected by a variety of factors including trends in capital spending for telecommunications or enterprise software for customer relationship portals, market competition, and the availability or announcement of alternative technologies.

Our Revenues Are Dependent on a Small Number of Products. Historically, sales and installations of a small number of our products accounted for a substantial portion of net revenues. Demand for our products could be adversely affected by failure to meet customer specifications and problems with system performance, system availability, installation or service delivery commitments, or market acceptance.

Technology is Rapidly Changing. The market for our products and services is subject to rapid technological change and new product introductions. Current competitors or new market entrants may develop new, proprietary products with features that could adversely affect the competitive position of our products. We may not successfully anticipate market demand for new products or services, or introduce them in timely manner.

The Internet presents unique risks and challenges, and the increased commercial use of the Internet could require both substantial modification and customization of our current products and the introduction of new products. We may not be able to compete effectively in the Internet-related products and services market. In addition, Aspect's products must readily integrate with major third-party telephony, front-office, and back-office systems. Any changes to these third-party systems could require us to redesign our portal product, and any such redesign might not be possible on a timely basis or achieve market acceptance.

Our Market Is Intensely Competitive. The market for our products is intensely competitive, and competition is likely to intensify as competitors in our industry consolidate to offer integrated solutions.

Our competitors include the following:

  . Providers of call center systems;

  . Companies offering computer-telephony integration (CTI) portal applications;

  . Systems integrators;

  . Telephone operating companies that market automatic call distributor functionality;

  . Participants in the front-office and back-office enterprise software applications market;

  . Companies with technologies that independently balance calls across several call centers;

  . Providers of interactive voice response systems; and/or

  . Internet infrastructure providers.

As the hardware requirements for our traditional market diminish, companies offering alternative or complementary technologies may obtain a significant position in our market. For example, the anticipated convergence of voice and data over a single network and the growth of e-mail and the Web as a means of providing customer services could result in increased competition for us.

Aspect Communications Corporation       Annual Financial Report to Shareholders

Many current and potential competitors, including Lucent Technologies Inc., Nortel Networks, Rockwell International Corporation, Alcatel, Cisco Systems, and Oracle Corporation, have considerably greater resources, larger customer bases, and a broader international presence than Aspect. We expect to encounter significant competition from these and other sources.

Acquisitions and Investments May Be Difficult and Disruptive. We have made a number of acquisitions and have made minority equity investments in other companies. These acquisitions and investments can be costly and disruptive, and we may be unable to successfully integrate a new business or technology into our business. We may continue to make such acquisitions and investments and there are a number of risks that future transactions could entail. These risks include the following:

  . Inability to successfully integrate or commercialize acquired technologies or otherwise realize anticipated synergies or economies of scale on a timely basis;

  . Diversion of management attention;

  . Adverse impact on our annual effective tax rate;

  . Dilution of existing equity holders;

  . Disruption of our ongoing business;

  . Inability to assimilate and/or retain key technical and managerial personnel for both companies;

  . Inability to establish and maintain uniform standards, controls, procedures, and processes;

  . Potential legal liability for pre-acquisition activities and permanent impairment of our equity investments;

  . Governmental or competitive responses to the proposed transactions;
    and/or

  . Impairment of relationships with employees, vendors, and/or customers including, in particular, acquired original equipment manufacturer and value-added reseller relationships.

Acquisitions or investments we make may experience significant fluctuations in market value or may result in significant write-offs, the creation of goodwill, or the issuance of additional equity or debt securities.

Recently, the Financial Accounting Standards Board (FASB) voted to eliminate pooling of interests accounting for acquisitions and is considering eliminating the immediate expensing of acquired in-process research and development costs. These changes could materially increase the portion of the purchase price for any future acquisitions that must be charged to our cost of revenues and operating expenses in the periods following acquisition.

We May Be Involved in Litigation. We may be involved in litigation for a variety of matters, including intellectual property infringement, securities law violations, employee claims, and/or product liability claims. Any claim brought against us would likely have a financial impact, both because of the effect on our common stock performance and the disruption, costs, and diversion of management attention such a claim would cause. In our industry, there has been extensive litigation regarding patents and other intellectual property rights, and we are periodically notified of such claims by third parties. In the past, we have been sued for alleged patent infringement.

We believe that organizations in our industry intend to use intellectual property litigation to generate revenues. In the future, claims asserting infringement of intellectual property rights may be asserted or prosecuted against us. Although we periodically negotiate with third parties to establish intellectual property license or cross-license agreements, such as our patent cross-license agreement with Lucent, such negotiations may not succeed.

Aspect Communications Corporation       Annual Financial Report to Shareholders

Moreover, even if we negotiate license agreements with a third party, future disputes with such parties are possible. If we are unable to resolve an intellectual property dispute through a license, settlement, or successful litigation, we could be subject to damage assessments and be prevented from making, using, or selling certain products or services.

In the future, we could become involved in other types of litigation, such as shareholder lawsuits for alleged violations of securities laws, claims by employees, and product liability claims. Any litigation could result in substantial cost to us and diversion of our efforts.

Our Intellectual Property May Be Copied, Obtained, or Developed by Third Parties. Our success depends in part upon our internally developed technology. Despite the precautions we take to protect our intellectual property, unauthorized third parties may copy or otherwise obtain and use our technology. In addition, third parties may develop similar technology independently.

Doing Business Internationally Involves Significant Risk. We market our products and services worldwide and anticipate entering additional countries in the future. The financial resources required to enter new international markets may be substantial, and international operations are subject to additional risks, including the following:

  . The cost and timing of the multiple governmental approvals and product modifications required by many countries;

  . Market acceptance;

  . Exchange rate fluctuations;

  . Delays in market deregulation;

  . Difficulties in staffing and managing foreign subsidiary operations;
    and/or

  . Potentially negative tax and foreign and domestic trade legislation, which could result in the creation of trade barriers such as tariffs, duties, quotas, and other restrictions.

If we fail to successfully enter certain major international markets, our competitive position could be impaired and we may be unable to compete on a global scale.

We May Experience Difficulty Managing Our Growth. Our rapid growth is expected to place a significant strain on our operational and financial systems. We are upgrading these systems and may experience substantial disruption and incur significant expenses and write-offs during these transitions. We must carefully manage accounts receivables to limit credit risk. We must also maintain inventories at levels consistent with product demand. Inaccurate data (for example, credit histories or supply/demand forecasts) could quickly result in excessive balances or insufficient reserves.

We May Experience Difficulty Expanding Our Distribution Channels. We have historically sold our products and services through our direct sales force and a limited number of distributors. Changes in customer preferences, the competitive environment, or other factors may require us to broaden original equipment manufacturer distribution channels, as well as expand third-party distributor, systems integrator, electronic, and other alternative distribution channels. We may not be successful in expanding these distribution channels.

We Are Dependent on Key Personnel. We depend on certain key management and technical personnel and on our ability to attract and retain highly qualified personnel in labor markets characterized by high turnover among, high demand for, and limited supply of, qualified people; and we have recently experienced increased levels of turnover among such personnel. We have recently undergone significant changes in senior management and technical personnel and may experience additional changes as a result of our shift from supplying

Aspect Communications Corporation       Annual Financial Report to Shareholders

telecommunications equipment to becoming a provider of customer relationship portals. Further, we have replaced a large number of our sales people and are currently increasing the size of our sales force. New personnel require extensive training and initially tend to be less productive than those with greater experience. Any delays or difficulties we encounter in recruiting, training, or retention could impair our ability to sell products, may be disruptive to our operations, and may make retention of highly qualified personnel increasingly challenging.

Our Operations Are Geographically Concentrated. Significant elements of our product development, manufacturing, information technology systems, corporate offices, and support functions are concentrated at a single location in the Silicon Valley area of California. In the event of a natural disaster, such as an earthquake or flood, or localized extended outages of critical utilities or transportation systems, we could experience a significant business interruption.

We Are Dependent on Third Parties. We subcontract substantial elements of our manufacturing to third parties. We depend on certain critical components in the production of our products and services. Certain of these components are obtained only from a single supplier and only in limited quantities. In addition, some of our major suppliers use proprietary technology and software code that could require significant redesign of our products in the case of a change in vendor. Further, suppliers could discontinue their products, or modify them in manners incompatible with our current use, or use manufacturing processes and tools that could not be easily migrated to other vendors. If any of these vendors experience difficulty meeting our requirements for components, we may be unable to meet development or delivery commitments.

Our Debt and Debt Service Obligations Are Significant. We incurred $150 million of principal indebtedness ($490 million principal at maturity) from the sale of convertible subordinated debentures in August 1998. This debt resulted in a ratio of long-term debt to total shareholders' equity of approximately 1:2 at December 31, 1999. As a result of this sale, we have substantially increased our principal and interest obligations. The degree to which we are leveraged could materially and adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control.

We May Have Problems Coping with Y2K Issues. Many computer systems were expected to experience problems handling dates around the year 2000 (Y2K). Our mitigation activities outlined in previous public disclosures, and as outlined above in Management's Discussion and Analysis of Financial Condition and Results of Operations, were successful in limiting problems related to January 1, 2000. However, some exposure continues to exist around certain dates in 2000 and within our customer and supplier chains.

Quantitative and Qualitative Disclosures About Financial Market Risk

We are exposed to financial market risk from fluctuations in foreign currency exchange rates, interest rates, and stock prices of marketable equity securities. With the exception of the stock price volatility of our marketable equity securities, we manage our exposure to these and other risks through our regular operating and financing activities and, when appropriate, through our hedging activities. Our policy is not to use hedges or other derivative financial instruments for speculative purposes. We deal with a diversified group of major financial institutions to limit the risk of nonperformance by any one institution on any financial instrument. Separate from our financial hedging activities, material changes in foreign exchange rates, interest rates, and, to a lesser extent, commodity prices could cause significant changes in the costs to manufacture and deliver our products and in our customers' buying practices. We have not substantially changed our risk management practices during 1999 and do not currently anticipate significant changes in financial market risk exposures in the near future that would require us to change our risk management practices.

Aspect Communications Corporation       Annual Financial Report to Shareholders

Foreign Currency Exchange. Revenues generated from international operations are generally denominated in foreign currencies. We enter into foreign exchange contracts as a hedge against intercompany account balances. Market value gains and losses on these contracts are substantially offset by fluctuations in the underlying balances being hedged, and the impact has not been material in any of the three years presented. At December 31, 1999 and 1998, our primary net foreign currency market exposures included deutsche marks, British pounds, and Dutch guilders.

A sensitivity analysis assuming a hypothetical 10% movement in foreign exchange rates applied to our hedging contracts and underlying balances being hedged at December 31, 1999 and 1998, indicated that these market movements would not have a material effect on our business, operating results, or financial condition. Actual gains or losses in the future may differ materially from this analysis, depending on actual changes in the timing and amount of interest rate and foreign currency exchange rate movements and our actual balances and hedges. Foreign currency rate fluctuations can impact the U.S. dollar translation of our foreign operations in our consolidated financial statements. In 1999 and 1998, these fluctuations have not been material to our operating results.

Interest and Investment Income. Our interest and investment income is subject to changes in the general level of U.S. interest rates. Changes in U.S. interest rates affect the interest earned on our cash equivalents and short-term investments. A sensitivity analysis assuming a hypothetical 10% movement in interest rates applied to our investment balances at December 31, 1999 and 1998, indicated that such market movement would not have a material effect on our business, operating results, or financial condition. Actual gains or losses in the future may differ materially from this analysis, depending on our actual balances and changes in the timing and amount of interest rate movements.

Marketable Equity Securities. We are exposed to market price risks on our marketable equity securities. These investments are in publicly traded companies in the volatile high-technology and Internet software industry sectors. We do not attempt to reduce or eliminate our market exposure on these securities. A 50% adverse change in the equity price would result in an approximate $43.1 million decrease in the fair value of our marketable equity securities as of December 31, 1999 (no such marketable equity securities were held as of December 31, 1998).

Debt and Interest Expense. The fair market value of our zero coupon convertible subordinated debentures is sensitive to changes in interest rates and to the prices of our common stock into which it can be converted. Because the yield to maturity on the debentures is fixed, our interest expense on the debt does not fluctuate with market rates. Based upon a hypothetical immediate 50-basis-point increase in interest rates at December 31, 1999, the market value of our fixed-rate long-term debt would decrease by approximately 1%. Conversely, a 50-basis-point decrease in interest rates at December 31, 1999, would result in an increase in the market value of our fixed-rate long-term debt outstanding of approximately 1%. Based upon a hypothetical immediate 100-basis-point increase in interest rates at December 31, 1998, the market value of our fixed-rate long-term debt would decrease by approximately 4%. Conversely, a 100-basis-point decrease in interest rates at December 31, 1998, would increase the market value of our fixed-rate long-term debt outstanding by approximately 4%. Actual gains or losses in the future may differ materially from this analysis, depending on changes in the timing and amount of interest rate movements.

Aspect Communications Corporation        Annual Financial Report to Shareholders

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                          -----------------
                                                            1999     1998
                                                          -------- --------
                                                           (in thousands,
                                                               except
                                                           share amounts)
ASSETS
Current assets:
  Cash and cash equivalents                               $ 84,826 $ 67,071
  Short-term investments                                   167,840  129,040
  Marketable equity securities                              86,139      --
  Accounts receivable (net of allowance for doubtful
   accounts:
   $7,180 in 1999 and $4,415 in 1998)                       77,138  132,818
  Inventories                                               16,636   18,916
  Other current assets                                      17,475   14,820
                                                          -------- --------
    Total current assets                                   450,054  362,665
  Property and equipment, net                               79,397   69,192
  Intangible assets, net                                    98,711  119,052
  Other assets                                               8,050    9,750
                                                          -------- --------
    Total assets                                          $636,212 $560,659
                                                          ======== ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $ 14,525 $ 18,239
  Accrued compensation and related benefits                 25,866   21,049
  Other accrued liabilities                                 59,437   38,029
  Customer deposits and deferred revenue                    36,964   27,171
                                                          -------- --------
    Total current liabilities                              136,792  104,488

Deferred taxes                                               5,114    4,270
Convertible subordinated debentures                        163,107  153,744
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value: 2,000,000 shares
   authorized, none outstanding                                --       --
  Common stock, $.01 par value: 100,000,000 shares
   authorized, shares outstanding: 49,462,303 in 1999 and
   49,309,383 in 1998                                      155,277  142,132
  Accumulated other comprehensive income (loss)             48,328     (420)
  Retained earnings                                        127,594  156,445
                                                          -------- --------
    Total shareholders' equity                             331,199  298,157
                                                          -------- --------
    Total liabilities and shareholders' equity            $636,212 $560,659
                                                          ======== ========

See Notes to Consolidated Financial Statements.

Aspect Communications Corporation        Annual Financial Report to Shareholders

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                        Years Ended December 31,
                                       ----------------------------
                                         1999      1998      1997
                                       --------  --------  --------
                                       (in thousands, except per
                                             share amounts)
Net revenues:
  Product                              $282,342  $342,903  $276,471
  Services                              206,770   169,413   114,171
                                       --------  --------  --------
    Total net revenues                  489,112   512,316   390,642
                                       --------  --------  --------
Cost of revenues:
  Cost of product revenues               92,991   108,397    89,529
  Cost of services revenues             150,178   119,787    79,444
                                       --------  --------  --------
    Total cost of revenues              243,169   228,184   168,973
                                       --------  --------  --------

Gross margin                            245,943   284,132   221,669




Operating expenses:
  Research and development               86,890    67,877    45,723
  Selling, general and administrative   199,050   150,118   104,431
  Purchased in-process technology           --      9,899     4,910
  Intellectual property settlement          --        --     14,000
                                       --------  --------  --------
    Total operating expenses            285,940   227,894   169,064
                                       --------  --------  --------

Income (loss) from operations           (39,997)   56,238    52,605




Interest and other income                 8,877     7,317     7,966
Interest expense                        (10,095)   (4,306)     (293)
                                       --------  --------  --------
Income (loss) before income taxes       (41,215)   59,249    60,278




Benefit (provision) for income taxes     12,364   (26,759)  (25,096)
                                       --------  --------  --------
Net income (loss)                      $(28,851) $ 32,490  $ 35,182
                                       ========  ========  ========

Basic earnings (loss) per share        $  (0.60) $   0.64  $   0.71

Weighted average shares outstanding      48,375    50,459    49,302
Diluted earnings (loss) per share      $  (0.60) $   0.61  $   0.67
Weighted average shares outstanding--
 assuming dilution                       48,375    53,146    52,307

See Notes to Consolidated Financial Statements.

Aspect Communications Corporation        Annual Financial Report to Shareholders

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 Accumulated
                             Common Stock           Other
                          --------------------  Comprehensive Retained
                            Shares     Amount   Income (Loss) Earnings   Total
                          ----------  --------  ------------- --------  --------
                                 (in thousands, except share amounts)

BALANCES, JANUARY 1,
 1997                     48,806,580  $128,186     $ 2,489    $ 88,773  $219,448
Comprehensive income:
  Net income                     --        --          --       35,182    35,182
  Net unrealized loss on
   securities (net of
   tax of $825)                  --        --       (1,267)        --     (1,267)
  Accumulated
   translation
   adjustments (net of
   tax of $1,242)                --        --       (1,906)        --     (1,906)
                                                                        --------
    Comprehensive income                                                  32,009
                                                                        --------
Issuance of common stock
 under stock purchase
 plans                       238,478     4,291         --          --      4,291
Issuance of common stock
 under other stock plans     774,364     5,242         --          --      5,242
Income tax benefit for
 employee stock option
 transactions                    --      2,195         --          --      2,195
Issuance of common stock
 related to acquisition      177,309     4,610         --          --      4,610
                          ----------  --------     -------    --------  --------
BALANCES, DECEMBER 31,
 1997                     49,996,731   144,524        (684)    123,955   267,795
                          ----------  --------     -------    --------  --------
Comprehensive income:
  Net income                     --        --          --       32,490    32,490
  Net unrealized loss on
   securities (net of
   tax of $569)                  --        --         (873)        --       (873)
  Accumulated
   translation
   adjustments (net of
   tax of $741)                  --        --        1,137         --      1,137
                                                                        --------
    Comprehensive income                                                  32,754
                                                                        --------
Issuance of common stock
 under stock purchase
 plans                       172,435     3,078         --          --      3,078
Issuance of common stock
 under other stock plans   1,150,217    10,193         --          --     10,193
Value of stock options
 issued in Voicetek
 acquisition                     --     11,184         --          --     11,184
Income tax benefit for
 employee stock option
 transactions                    --      4,755         --          --      4,755
Stock repurchased under
 stock repurchase
 program                  (2,010,000)  (31,602)        --          --    (31,602)
                          ----------  --------     -------    --------  --------
BALANCES, DECEMBER 31,
 1998                     49,309,383   142,132        (420)    156,445   298,157
                          ----------  --------     -------    --------  --------

Comprehensive income:
  Net loss                       --        --          --      (28,851)  (28,851)
  Net unrealized gain on
   securities (net of
   tax of $32,076)               --        --       50,170         --     50,170
  Accumulated
   translation
   adjustments (net of
   tax of $909)                  --        --       (1,422)        --     (1,422)
                                                                        --------
    Comprehensive income                                                  19,897
                                                                        --------
Issuance of common stock
 under stock purchase
 plans                       940,427     5,748         --          --      5,748
Issuance of common stock
 under other stock plans   2,202,493    21,102         --          --     21,102
Income tax benefit for
 employee stock option
 transactions                    --      8,003         --          --      8,003
Stock repurchased under
 stock repurchase
 program                  (2,990,000)  (21,708)        --          --    (21,708)
                          ----------  --------     -------    --------  --------
BALANCES, DECEMBER 31,
 1999                     49,462,303  $155,277     $48,328    $127,594  $331,199
                          ==========  ========     =======    ========  ========


See Notes to Consolidated Financial Statements.

Aspect Communications Corporation        Annual Financial Report to Shareholders

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Years Ended December 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                ---------  ---------  --------
                                                       (in thousands)
Cash flows from operating activities:
 Net income (loss)                              $ (28,851) $  32,490  $ 35,182
 Reconciliation of net income (loss) to cash
  provided by operating activities:
  Depreciation                                     23,087     20,228    12,654
  Amortization of intangible assets                20,341     15,387     4,516
  Purchased in-process technology                     --       9,899     4,910
  Gain on the sale of equity securities               --         --     (2,070)
  Noncash interest expense on debentures            9,363      3,530       --
  Deferred taxes                                   (5,749)     3,359    (9,284)
  Changes in assets and liabilities; net of
   effects from companies acquired in 1998 and
   1997:
  Accounts receivable                              52,405    (40,649)  (34,865)
  Inventories                                       2,129     (3,701)    2,904
  Other current assets and other assets             5,119     (2,630)    7,463
  Accounts payable                                 (3,749)     5,309      (645)
  Accrued compenstation and related benefits       12,688     10,311     5,406
  Accrued intellectual property settlement            --     (14,000)   14,000
  Other accrued liabilities                       (10,352)    (6,949)   19,131
  Customer deposits and deferred revenue            9,539     10,459    (3,624)
                                                ---------  ---------  --------
   Cash provided by operating activities           85,970     43,043    55,678
Cash flows from investing activities:
 Short-term investment purchases                 (279,513)  (266,511)  (41,936)
 Short-term investment sales and maturities       239,615    177,641    69,781
 Acquisition of intellectual property                 --      (3,284)   (9,750)
 Property and equipment purchases                 (33,292)   (28,884)  (24,922)
 Purchase of company, net of cash acquired            --     (71,382)     (278)
                                                ---------  ---------  --------
   Cash used in investing activities              (73,190)  (192,420)   (7,105)
Cash flows from financing activities:
 Repurchase of common stock                       (21,708)   (31,602)      --
 Other common stock transactions--net              26,849     13,271     9,533
 Payments on notes payable                         (1,624)   (16,944)      --
 Net proceeds from issuance of debentures             --     145,708       --
                                                ---------  ---------  --------
   Cash provided by financing activities            3,517    110,433     9,533
Effect of exchange rate changes on cash and
 cash equivalents                                   1,458        (31)      (56)
                                                ---------  ---------  --------
Increase (decrease) in cash and cash
 equivalents                                       17,755    (38,975)   58,050
Cash and cash equivalents:
 Beginning of year                                 67,071    106,046    47,996
                                                ---------  ---------  --------
 End of year                                    $  84,826  $  67,071  $106,046
                                                ---------  ---------  --------
Supplemental disclosure of cash flow
 information:
 Cash paid for income taxes, net                $   7,286  $  31,625  $ 24,047
Supplemental schedule of noncash investing and
 financing activities:
 Stock options issued in conjunction with
  acquisition of Company                        $     --   $  11,184  $    --
 Income tax benefit from employee stock
  transactions                                  $   8,003  $   4,755  $  2,195
 Notes payable issued in connection with the
  acquisition of intellectual property, net of
  discount of $1,570                            $     --   $     --   $  8,430

See Notes to Consolidated Financial Statements.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1: Organization and Significant Accounting Policies

Organization

In September 1999, the Company changed its name from Aspect Telecommunications Corporation to Aspect Communications Corporation (Aspect or the Company) to reflect the transformation of its business from a telecommunications equipment supplier to a provider of customer relationship portals. The name change has been reflected in the accompanying financial statements. The Company markets and sells its products and services worldwide to enterprises in a broad array of industries including financial services, government, health care, retailing, technology, telecommunications, and transportation.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

Investments in Debt and Equity Securities

The Company has classified all of its marketable securities as available-for-sale. While the Company may hold debt securities to maturity, the Company has classified all debt securities as available-for-sale, as the sale of such securities may be required prior to maturity to implement management's strategies. The carrying value of all securities is adjusted to fair market value, with unrealized gains and losses, net of deferred taxes, being excluded from earnings and reported as a separate component of accumulated other comprehensive income (loss) in the consolidated statement of shareholders' equity. Cost is based on the specific identification method for purposes of computing realized gains or losses.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of two to thirty years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

Intangible Assets

Intangible assets at December 31 consist of (in thousands):

                                        1999     1998
                                       ------- --------
       Goodwill, net                   $44,021 $ 51,998
       Other intangible assets, net     54,690   67,054
                                       ------- --------
         Total intangible assets, net  $98,711 $119,052
                                       ======= ========

Other intangible assets include purchased existing technology, purchased intellectual property, assembled workforce, and customer relationships and sales channels. These intangible assets are amortized on a straight-line

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

basis over periods of two to ten years. Accumulated amortization at December 31, 1999 and 1998 was $45 million and $24 million, respectively.

Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Software Development Costs

The costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed." Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

Revenue Recognition

Beginning in 1998, the Company adopted Statement of Position 97-2 "Software Revenue Recognition" as amended by Statements of Position 98-4 and 98-9. The effect of adoption did not have a material impact on the Company's financial position or results of operations. The Company generally recognizes product and license revenue upon delivery under an executed agreement, when the fee is fixed and determinable, and when collection is probable. Services revenues include ongoing maintenance contract revenues, which are recognized ratably over the contract period, consulting and system integration revenues which are recognized on a percentage of completion basis, and installation revenues which are recognized at the time the service is provided. Revenues are recorded net of sales returns and allowances. Product warranty costs are accrued when revenue is recognized.

Customer Deposits and Deferred Revenue

Customer deposits primarily represent payments received from customers upon product order. Deferred revenue primarily represents payments received from customers for maintenance support or products prior to revenue recognition.

Advertising Expenses

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended December 31, 1999, 1998, and 1997, were $10.0 million, $3.2 million, and $1.4 million, respectively.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company applies Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option plans.

Per Share Information

Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share further includes the dilutive impact of stock options.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Foreign Currency Translation and Foreign Exchange Contracts

Operations of the Company's foreign subsidiaries are measured using local currencies as the functional currency for each subsidiary. Assets and liabilities of the foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect as of the balance sheet dates, and results of operations for each subsidiary are translated using the average rates in effect for the periods presented. Translation adjustments are reported as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of shareholders' equity. Foreign currency transaction gains and losses, which are included in the consolidated statements of operations, have not been material in any of the three years presented. The Company enters into foreign exchange contracts that are designed to hedge intercompany account balances. Market value gains and losses on these contracts substantially offset foreign exchange gains or losses on the balances being hedged.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Concentration of Credit Risks

The Company sells its products primarily to large organizations in diversified industries worldwide. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require its customers to provide collateral or other security to support accounts receivable. The Company maintains an allowance for doubtful accounts based on an assessment of the collectibility of such accounts.

Comprehensive Income

Accumulated other comprehensive income (loss) at December 31 is comprised of (in thousands):

                                                     1999    1998    1997
                                                    -------  -----  -------
   Accumulated unrealized gains on available-for-
    sale securities, net                            $50,564  $ 394  $ 1,267
   Accumulated translation adjustments, net          (2,236)  (814)  (1,951)
                                                    -------  -----  -------
     Accumulated other comprehensive income (loss)  $48,328  $(420) $  (684)
                                                    =======  =====  =======

Employee Benefit Plan

Qualified employees are eligible to participate in the Company's 401(k) tax-deferred savings plan. Participants may contribute up to 17% of their eligible earnings (up to a maximum contribution of $10,000 in 1999) to this plan, for which the Company, at the discretion of the Board of Directors and within certain limitations, may make matching contributions, and discretionary contributions to cover the administrative costs of the plan. Contributions made by the Company to the plan were $2.7 million in 1999, and $2.3 million in 1998 and 1997.

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires that all derivatives be carried at fair value and provides for hedging accounting when certain conditions are met. This statement, issued in June 1998, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not believe adoption of this statement will have a material impact on the Company's financial position or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its revenue recognition policy complies with the provisions of SAB No. 101.

Note 2: Business Combinations and Other Acquisitions

In May 1998, the Company acquired Voicetek Corporation (Voicetek), a leading supplier of interactive voice response (IVR) applications. The transaction was accounted for as a purchase. The Company paid approximately $72 million in cash for all Voicetek common and preferred shares outstanding and converted all outstanding Voicetek options to purchase approximately 450,000 shares of Aspect common stock with a fair value of approximately $11 million plus transaction costs of approximately $3 million, and assumed certain operating assets and liabilities. In connection with the acquisition, the Company recorded approximately $90 million of intangible assets, which are being amortized over a period of four to seven years. The Company recorded a one-time charge of $10 million in 1998 for purchased in-process technology. The operating results of Voicetek have been included in the consolidated statements of operations since the date of acquisition. Had the acquisition taken place at the beginning of 1997, the unaudited pro forma results of operations would have been as follows for the year ended December 31, (in thousands, except per share data):

                                     1998     1997
                                   -------- --------
       Net revenues                $520,383 $418,848
       Net income                  $ 31,656 $ 15,421
       Basic earnings per share    $   0.63 $   0.31
       Diluted earnings per share  $   0.60 $   0.29

The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill, interest income associated with funding the acquisition and entries to conform to the Company's accounting policies. The $10 million charge for purchased in-process technology has been excluded from the pro forma results, as it is a material non-recurring charge.

In October 1997, the Company acquired certain rights to two intellectual property portfolios by paying $9.8 million in cash and issuing $10 million in notes payable. In July and September 1998, the Company acquired remaining rights under these intellectual portfolios.

In September 1997, the Company acquired Commerce Soft Inc. (Commerce Soft), a developer of customer interaction technology. In connection with the acquisition, the Company issued approximately 177,000 shares of common stock for all the outstanding stock of Commerce Soft and assumed outstanding Commerce Soft stock options, which were converted to options to purchase approximately 21,000 shares of the Company's common stock. The transaction was accounted for as a purchase that resulted in a one-time charge of $5 million related to in-process technology. The operating results of Commerce Soft have been included in the consolidated statements of operations since the date of acquisition. Pro forma results, as though Commerce Soft were acquired at the beginning of 1996, are not disclosed, as they are insignificant to the 1997 results of operations.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3: Investments

Short-term investments in marketable debt and equity securities at December 31 consist of the following (in thousands):

                                                         1999
                                       ----------------------------------------
                                                   Gross      Gross
                                       Amortized Unrealized Unrealized  Market
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- --------
   Corporate notes and bonds           $ 65,176   $   --     $  (620)  $ 64,556
   Municipal obligations                 45,113        15       (140)    44,988
   Government obligations                58,648       --        (352)    58,296
                                       --------   -------    -------   --------
     Total marketable debt securities  $168,937   $    15    $(1,112)  $167,840
                                       --------   -------    -------   --------
   Marketable equity securities           2,150    83,989        --      86,139
                                       --------   -------    -------   --------
     Total                             $171,087   $84,004    $(1,112)  $253,979
                                       ========   =======    =======   ========

                                                1998
                              ----------------------------------------
                                          Gross      Gross
                              Amortized Unrealized Unrealized  Market
                                Cost      Gains      Losses    Value
                              --------- ---------- ---------- --------
   Corporate notes and bonds  $ 52,111     $202      $ (23)   $ 52,290
   Municipal obligations        38,868      266        --       39,134
   Government obligations       37,576       83        (43)     37,616
                              --------     ----      -----    --------
     Total                    $128,555     $551      $ (66)   $129,040
                              ========     ====      =====    ========

The maturity of short-term investments in marketable debt securities at December 31, 1999, was as follows (in thousands):

                                  Market Value
                              --------------------
                               Within    One to
                              One Year Three Years
                              -------- -----------
   Corporate notes and bonds  $10,929   $ 53,627
   Municipal obligations       13,362     31,626
   Government obligations       6,436     51,860
                              -------   --------
     Total                    $30,727   $137,113
                              =======   ========

Note 4: Inventories

Inventories at December 31 consist of (in thousands):

                                1999      1998
                              -------- -----------
   Raw materials              $ 9,816   $  9,494
   Work in progress             3,529      4,829
   Finished goods               3,291      4,593
                              -------   --------
     Total                    $16,636   $ 18,916
                              =======   ========

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5: Property and Equipment

Property and equipment at December 31 consist of (in thousands):

                                                1999      1998
                                              --------  --------
   Land                                       $  3,914  $  3,914
   Buildings and improvements                   11,930     9,825
   Computer and development equipment           97,987    76,186
   Field spares                                 19,469    17,785
   Office equipment                             34,171    31,002
   Leasehold improvements                       23,582    19,051
                                              --------  --------
     Total                                    $191,053  $157,763
   Accumulated depreciation and amortization  (111,656)  (88,571)
                                              --------  --------
   Property and equipment, net                $ 79,397  $ 69,192
                                              --------  --------

Note 6: Other Accrued Liabilities

Other accrued liabilities at December 31 consist of (in thousands):

                                        1999    1998
                                       ------- -------
   Advertising and marketing expenses  $ 5,151 $   354
   Accrued sales and use taxes           5,852   7,825
   Deferred taxes                       16,817     --
   Other accrued liabilities            31,617  29,850
                                       ------- -------
     Total                             $59,437 $38,029
                                       ======= =======

Note 7: Convertible Subordinated Debentures and Notes Payable

In August 1998, the Company completed a private placement of approximately $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018. The debentures are priced at a yield to maturity of 6% per annum and are convertible into Aspect common stock anytime prior to maturity at a conversion rate of 8.713 shares per $1,000 principal amount. Holders can require Aspect to repurchase the debentures on August 10, 2003, August 10, 2008, and August 10, 2013, for cash; or at the election of Aspect, for Aspect common stock, if certain conditions are met. The debentures are not secured by any Aspect assets and are subordinated in right of payment to all of Aspect senior indebtedness and effectively subordinated to the debt of Aspect's subsidiaries. At December 31, 1999 and 1998, debt issuance costs of approximately $4.2 million and $4.5 million, respectively, net of amortization of approximately $350,000 and $100,000, respectively, are included in other assets in the consolidated balance sheets and are being amortized over the life of the debt.

In October 1997, the Company acquired certain rights to two intellectual property portfolios by paying $9.8 million in cash and issuing $10 million in notes payable. These notes were stated net of $1.6 million in discounts with imputed interest rates of 7%, and were payable in installments over the next five to six years. In July and September 1998, the Company acquired remaining rights under these intellectual portfolios by making additional payments of $7.5 million and $3.8 million, respectively.

A note relating to the 1995 acquisition of TCS was payable on October 31, 1998. In 1999, $1.6 million was paid on this note. Payment of the remaining balance of $1.7 million on this note was delayed pending resolution of various tax matters relating to periods prior to the Company's acquisition of TCS.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8: Shareholders' Equity

Stock Option Plans

Under the Company's stock option plans, incentive and nonqualified stock options may be granted to employees, officers, and directors. All options are granted at fair market value. Options granted to nondirectors become exercisable as determined by the Board of Directors (generally over one to four years) and typically expire seven to ten years after the date of grant. Options granted to outside directors become exercisable over four years and expire ten years after the date of grant.

A summary of stock option activity follows:

                                               Weighted-
                                                Average
                                   Number of   Exercise
                                     Shares      Price
                                   ----------  ---------
   Outstanding, January 1, 1997     8,147,949   $14.06
   Granted                          2,256,584    22.82
   Canceled                          (684,971)   19.00
   Exercised                         (771,030)    6.77
                                   ----------
   Outstanding, December 31, 1997   8,948,532   $16.52
                                   ==========
   Granted                          7,549,395   $20.70
   Canceled                        (4,819,269)   25.52
   Exercised                       (1,149,816)    8.92
                                   ----------
   Outstanding, December 31, 1998  10,528,842   $15.55
                                   ==========
   Granted                          5,310,584   $11.41
   Canceled                        (3,221,773)   16.69
   Exercised                       (2,192,175)    9.87
                                   ----------
   Outstanding, December 31, 1999  10,425,478   $14.28
                                   ==========

The following table summarizes information about stock options outstanding at December 31, 1999:

                                Weighted
                                 Average
                                Remaining  Weighted             Weighted
                               Contractual Average              Average
     Range of        Number       Life     Exercise   Number    Exercise
 Exercise Prices   Outstanding  (in years)  Price   Exercisable  Price
 ---------------   ----------- ----------- -------- ----------- --------
 $ 0.16 -- $ 6.97     446,449     4.30        4.62     335,844   $ 4.16
   7.00 --   9.88   3,093,481     8.19        8.43     437,623     9.32
  10.09 --  13.94   2,173,126     8.44       12.67     392,679    11.58
  14.06 --  18.50   3,729,577     7.21       18.15   1,638,914    18.10
  18.63 --  37.94     982,845     8.06       25.96     204,177    24.77
                   ----------                        ---------
 $ 0.16 -- $37.94  10,425,478     7.71      $14.28   3,009,237   $14.87
                   ==========                        =========

At December 31, 1999, 3,002,005 shares were available for future grant under the Company's stock option plans. At December 31, 1998 and 1997, options to purchase 3,967,930 and 3,981,370 shares, respectively, were exercisable at weighted-average exercise prices of $11.05 and $11.44, respectively.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Stock Repurchase Program

In October 1998, the Company's Board of Directors approved a stock repurchase program to acquire up to 5 million shares of its common stock. The Company repurchased 2,990,000 shares in 1999 and 2,010,000 shares in 1998 at an average acquisition price of $7.26 and $15.72 per share, respectively. A total of 5 million shares have been repurchased under this program at an average acquisition price of approximately $10.66. The Company completed this program in June 1999 and has retired all shares repurchased.

Stock Option Exchange Program

In October 1998, the Company's Board of Directors approved an option exchange program for all current outstanding stock with exercise prices in excess of $17.50 per share. Executive officers and non-employee directors of the Company were not eligible to participate in the exchange program. Under this program, eligible employees could elect to exchange existing options with higher exercise prices for the same number of replacement options with an exercise price equal to the closing sale price of the Company's common stock on November 21, 1998. Replacement options were granted with a one-year exercise prohibition period. The vesting schedule for unvested shares and the final expiration date of the replacement options remained the same as the expiring option. On November 21, 1998, 3.8 million options with exercise prices ranging from $19.63 to $32.02 per share were exchanged for the same number of options with an exercise price of $18.50 per share.

Shareholder Rights Plan

On May 11, 1999, the Company's Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding share of common stock, $0.01 par value, of the Company. The dividend was payable on May 26, 1999 to shareholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one-thousandth of a share of Series A Participating Preferred Stock, $0.01 par value, of the Company, subject to adjustment, at a price of $80.00 per one-thousandth of a share, subject to adjustment. The rights are not exercisable until 10 days after a person or group announces acquisition of 15% or more of Aspect's common stock or tenders such an offer. The rights expire on May 11, 2009. The description and terms of the Rights are set forth in a Preferred Shares Rights Agreement dated May 11, 1999.

Employee Stock Purchase Plan

In 1990, the Board of Directors established the 1990 Employee Stock Purchase Plan, under which 3.6 million common shares are currently authorized for sale to qualified employees through payroll withholdings at a price equal to 85% of the lower of the fair market value as of the beginning or end of each offering period. At December 31, 1999, 2,974,368 shares had been issued under this plan.

Shares Reserved for Issuance

At December 31, 1999, the Company had reserved shares of common stock for issuance as follows:

            Stock option plans    13,427,483
            Stock purchase plans     625,632
            Other stock plans          7,810
                                  ----------
              Total               14,060,925
                                  ==========

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Stock-Based Compensation

The Company utilizes stock options to attract new employees and retain existing employees. Such options provide the grantee an opportunity to purchase the Company's common stock at the fair market value of such shares as of the date of grant, pursuant to a vesting period. The options expire based on the earlier of the employee's termination date or typically ten years from the grant date. SFAS No. 123 requires that the fair value of stock-based awards to employees be calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock-based awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, management believes that the pro forma amounts below, which are based on the methodology required under SFAS No. 123, do not necessarily provide a reliable single measure of the fair value of the Company's stock-based awards.

The fair value of each option grant (estimated on the date of grant) were estimated using the Black-Scholes model with the following assumptions:

                                             Year ended December 31,
                                             -------------------------
   Employee Stock Options                     1999     1998     1997
   ----------------------                    -------  -------  -------
   Expected life from vest date (in months)       14        7        7
   Stock volatility                               74%      63%      50%
   Risk-free interest rate                         5%       5%       6%
   Dividend yield                                 --       --       --
   Weighted-average fair value               $  7.90  $  8.50  $  9.50
   Employee Stock Purchase Plan
   ----------------------------
   Expected life from vest date (in months)        6        6        6
   Stock volatility                               94%      72%      72%
   Risk-free interest rate                         5%       5%       6%
   Dividend yield                                 --       --       --
   Weighted-average fair value               $  7.65  $  9.00  $  9.00

The Company accounts for stock-based awards using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for stock option plans and the stock purchase plan. Had the compensation cost for the Company's stock-based awards been determined based on the fair value at the grant dates for awards under those plans beginning in 1995 consistent with the method of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                    1999     1998    1997
                                                  --------  ------- -------
   Net income (loss)                  As reported $(28,851) $32,490 $35,182
                                      Pro forma   $(46,709) $15,632 $21,267
   Basic earnings (loss) per share    As reported $  (0.60) $  0.64 $  0.71
                                      Pro forma   $  (0.97) $  0.31 $  0.43
   Diluted earnings (loss) per share  As reported $  (0.60) $  0.61 $  0.67
                                      Pro forma   $  (0.97) $  0.29 $  0.41

The initial impact of adopting SFAS No. 123 disclosures may not be representative of the effect on pro forma net income (loss) and earnings
(loss) per share in future years because the impact of outstanding non-vested stock

Aspect Communications Corporation        Annual Financial Report to Shareholders

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

options granted prior to 1995 has been excluded from the pro forma calculations, options vest over several years, and additional option grants may be made each year.

Note 9: Income Taxes

Tax benefits (provisions) for the years ended December 31 consist of (in thousands):

                  1999     1998      1997
                 ------- --------  --------
   Current:
     Federal     $ 5,057 $(17,882) $(27,183)
     State           578   (3,533)   (4,855)
     Foreign         980   (1,985)   (2,342)
                 ------- --------  --------
       Subtotal    6,615  (23,400)  (34,380)
   Deferred:
     Federal       3,645   (3,159)    8,217
     State         2,104     (200)    1,067
                 ------- --------  --------
       Subtotal    5,749   (3,359)    9,284
                 ------- --------  --------
         Total   $12,364 $(26,759) $(25,096)
                 ======= ========  ========

Income (loss) before income taxes for the years ended December 31 consists of (in thousands):

                  1999     1998    1997
                --------  ------- -------
   Domestic     $(19,556) $57,348 $53,095
   Foreign-net   (21,659)   1,901   7,183
                --------  ------- -------
         Total  $(41,215) $59,249 $60,278
                ========  ======= =======

A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of income (loss) before income taxes for the years ended December 31 was as follows:

                                                  1999    1998   1997
                                                  -----   ----   ----
   Tax at statutory rate                          (35.0)% 35.0 % 35.0 %
   State income taxes--net of federal effect       (3.5)   4.1    4.1
   Nondeductible goodwill amortization              6.3    2.6    --
   Research and development tax credits            (7.7)  (1.5)  (1.6)
   Tax exempt investment income                    (1.4)  (1.2)  (1.0)
   Foreign sales corporation benefit               (0.7)  (1.0)  (0.8)
   Foreign losses taxed at different rates         13.4    --     --
   Other                                           (1.4)   0.7    2.8
                                                  -----   ----   ----
       Subtotal                                   (30.0)% 38.7 % 38.5 %
   Nondeductible charge for purchased in-process
    technology                                      --  %  6.5 %  3.1 %
                                                  -----   ----   ----
         Total                                    (30.0)% 45.2 % 41.6 %
                                                  =====   ====   ====

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss carryforwards. Significant components of the Company's deferred income tax assets and liabilities as of December 31 were as follows (in thousands):

                                                    1999      1998
                                                  --------  --------
Deferred tax assets:
  Accruals deductible in different periods        $ 10,153  $  9,510
  Depreciation and amortization                      4,044     3,678
  Net operating loss and tax credit carryovers of
   purchased company                                 5,500     5,500
  Costs capitalized for tax purposes                 2,000       --
  Other deferred tax assets                            468       473
                                                  --------  --------
    Total deferred tax assets                     $ 22,165  $ 19,161
                                                  ========  ========
Deferred tax liabilities:
  Unrealized gains on investments                 $(32,328) $   (257)
  Nondeductible intangible amortization            (11,197)  (13,641)
  Other deferred tax liabilities                      (571)     (873)
                                                  --------  --------
    Total deferred tax liabilities                $(44,096) $(14,771)
                                                  ========  ========
      Net deferred tax asset (liability)          $(21,931) $  4,390
                                                  ========  ========
Deferred taxes included in:
  Other current assets                            $    --   $  8,660
  Other accrued liabilities                        (16,817)      --
  Noncurrent deferred taxes                         (5,114)   (4,270)
                                                  --------  --------
      Net deferred tax asset (liability)          $(21,931) $  4,390
                                                  ========  ========

At December 31, 1999, the Company had approximately $13.3 million of U.S. net operating loss and $0.8 million tax credit carryovers from its acquisition of Voicetek, which expire beginning in 2004. The amount of net operating losses relating to the Voicetek acquisition that can be utilized in any given year to reduce certain future taxable income may be limited.

Note 10: Commitments

Certain manufacturing and administrative facilities are leased under operating leases through 2023. Certain leases provide for escalating rental payments over the lease period, and rent expense for such leases is recognized on a straight-line basis over the terms of the leases. Rent expense was $12.1 million, $10.4 million, and $6.4 million, in 1999, 1998, and 1997, respectively.

Future minimum payments under the Company's operating leases at December 31, 1999, are (in thousands):

   2000                 $12,898
   2001                   9,858
   2002                   8,339
   2003                   6,911
   2004                   5,516
   2005 and thereafter   37,614
                        -------
     Total              $81,136
                        =======

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11: Legal Proceedings

In February 1998, the Company announced that it entered into a patent cross-license agreement with Lucent, under which each party agreed to dismiss their patent lawsuits against each other, released each other from claims of past infringement, and settled their patent disputes. Under the terms of the agreement, Aspect agreed to pay Lucent a one-time fee and future royalties that are not expected to be material to Aspect's future results of operations. Aspect recorded a non-recurring charge of $14 million during the year ended December 31, 1997.

The Company is subject to various other legal proceedings and claims, either asserted or unasserted, which arise in the normal course of business. The Company does not believe that any current litigation or claims will have a material adverse effect on the Company's business, operating results, or financial condition.

Note 12: Related Party Transactions

In August 1999, the Company loaned an officer of the Company approximately $800,000 pursuant to a full recourse promissory note which bears interest at 6% per annum, compounded annually. Principal and interest under the note is due on the earlier of August 9, 2004 or June 1st following termination. Repayments of principal amounts on the loan of approximately $300,000 and $150,000 are to be made by the officer on August 9, 2002 and August 9, 2003, respectively, with the remaining balance due on August 9, 2004.

In August 1999, the Company entered into a cash bonus agreement with an officer of the Company, under which the Company agreed to pay cash bonuses of approximately $766,000 in aggregate, which will be paid annually over a period of five years beginning June 1, 2000.

Note 13: Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share for the years ended December 31 are calculated as follows (in thousands, except per share data):

                                          1999     1998    1997
                                        --------  ------- -------
   Weighted average shares outstanding    48,375   50,459  49,302
   Net income (loss)                    $(28,851) $32,490 $35,182
     Basic earnings (loss) per share    $  (0.60) $  0.64 $  0.71
                                        ========  ======= =======

   Weighted average shares outstanding    48,375   50,459  49,302
   Dilutive effect of options                --     2,687   3,005
                                        --------  ------- -------
     Total                                48,375   53,146  52,307
   Net income (loss)                    $(28,851) $32,490 $35,182
     Diluted earnings (loss) per share  $  (0.60) $  0.61 $  0.67
                                        ========  ======= =======

At December 31, 1999, the Company had common stock options outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted earnings per share as the common stock options' exercise prices were greater than the average market price of the common shares for the period. For the years ended December 31, 1999, 1998 and 1997, 5.8 million, 2.9 million and 2.7 million shares, respectively, of such common stock were excluded from the diluted earnings per share computations. Additionally, as of December 31, 1999 and 1998, there were 4.3 million shares of common stock issuable upon conversion of debentures. The weighted average of these shares were not included in the calculation of diluted earnings per share for the year ended December 31, 1999 and 1998, because this inclusion would have been anti-dilutive.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14: Segment, Geographic and Customer Information

The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," at December 31, 1998, which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products and services, major customers, and the countries in which the entity holds material assets and reports revenue. Under SFAS No. 131, the Company's operations are reported as one operating segment, therefore, all financial segment information required by SFAS No. 131 can be found in the consolidated financial statements. For geographical reporting, revenues are attributed to the geographic location in which customers are invoiced and revenue is recognized. Long-lived assets (excluding intangible assets for purposes of geographical reporting) consist of property and equipment and are attributed to the geographic location in which they are located. No single customer accounted for 10% or more of net revenues or accounts receivable in 1999, 1998, or 1997.

The following presents net revenues for the years ended December 31, 1999, 1998, and 1997 and property and equipment as of December 31, 1999, 1998, and 1997 by geographic area (in thousands):

                                                  1999      1998      1997
                                                --------  --------  --------
   Net revenues:
     United States                              $415,562  $438,833  $337,020
     United Kingdom                               67,547    82,678    60,876
     Other International (<10%)                   72,895    60,468    43,514
     Eliminations                                (66,892)  (69,663)  (50,768)
                                                --------  --------  --------
       Total Consolidated                       $489,112  $512,316  $390,642
                                                ========  ========  ========
   Long-lived assets (property and equipment):
     United States                              $ 63,195  $ 54,523  $ 49,316
     United Kingdom                               12,639     9,319     6,150
     Other International (<10%)                    6,175     6,128     4,181
     Eliminations                                 (2,612)     (778)     (943)
                                                --------  --------  --------
       Total Consolidated                       $ 79,397  $ 69,192  $ 58,704
                                                ========  ========  ========

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15: Financial Instruments Fair Value Disclosure

The following summary disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate the value. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company. Amounts at December 31 consist of (in thousands):

                                                1999               1998
                                         ------------------ ------------------
                                                  Estimated          Estimated
                                         Carrying   Fair    Carrying   Fair
                                          Amount    Value    Amount    Value
                                         -------- --------- -------- ---------
Assets:
  Cash and cash equivalents              $ 84,826 $ 84,826  $ 67,071 $ 67,071
  Short-term investments                  167,840  167,840   129,040  129,040
  Marketable equity securities             86,139   86,139       --       --
  Other investments in equity securities    1,450    1,450     3,600    3,600
Commitments:
  Foreign exchange sale contracts        $ 48,212 $ 48,643  $134,018 $135,092
  Foreign exchange purchase contracts         --       --     69,075   69,074
                                         -------- --------  -------- --------
  Net foreign exchange sale contracts    $ 48,212 $ 48,643  $ 64,943 $ 66,018


Of the estimated fair value of open sale contracts at December 31, 1999 and 1998, approximately $49 million and $66 million respectively were current hedges against intercompany balances. The remaining sale contracts outstanding at December 31, 1998 represented prior hedges against intercompany balances that had been offset by purchase contracts with common expiration dates in January 1999. At December 31, 1999 and 1998, foreign exchange contracts were primarily deutsche marks, British pounds, and Dutch guilders. Unrealized gains or losses on foreign exchange contracts were not significant at December 31, 1999 or 1998. Other than the items disclosed in the previous table, the Company has not entered into any other material financial derivative instruments.

Included in other current assets at December 31, 1997, was an investment in equity securities with a market value of $2,261,000 (cost of $169,000). During 1998 this investment in equity securities was donated in lieu of cash to fund the Company's corporate giving program. The Company realized a gain of $2,070,000 from the sale of appreciated equity securities in 1997. Other realized gains and losses on debt and equity securities were not significant in the periods presented.

The fair value of cash and cash equivalents reported in the balance sheets approximate their carrying value. The fair value of short-term investments, investments in marketable equity securities, and foreign exchange contracts is based on quoted market prices. Marketable equity securities are comprised of investments in companies in the historically volatile high-technology market.

Note 16: Subsequent Events

On February 18, 2000, the Company acquired privately held PakNetX Corporation (PakNetX), an eBusiness software provider based in Salem, New Hampshire. The transaction will enable Aspect to integrate multimedia-over-IP technology into its flagship customer relationship portal software and strengthen the Company's eCRM market position. The transaction will be accounted for as a purchase and will result in a one-time charge of

Aspect Communications Corporation       Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

approximately $5 million related to in-process technology in the quarter ended March 31, 2000. The Company agreed to pay approximately $55 million in cash for all of the outstanding common and preferred shares and warrants of PakNetX, which includes $10 million in payments contingent on the achievement of certain milestones. In addition, Aspect assumed the existing PakNetX stock option plan and converted PakNetX stock options into Aspect stock options. The historical operations of PakNetX are not material to the financial position or results of operations of the Company.

Aspect Communications Corporation       Annual Financial Report to Shareholders

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Aspect Communications
Corporation:

We have audited the accompanying consolidated balance sheets of Aspect Communications Corporation (formerly Aspect Telecommunications Corporation) and its subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Aspect Communications Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

San Jose, California
January 22, 2000 (February 18, 2000, as to Note 16)

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                   Dec. 31   Sept. 30  June 30   Mar. 31
                                   --------  --------  --------  --------
                                     (in thousands except per share
                                                  data)
1999 Quarters Ended
Net revenues                       $146,899  $129,942  $112,186  $100,085
Gross margin                         79,612    65,996    53,644    46,691
  (% of net revenues)                    54%       51%       48%       47%
Income (loss) from operations         1,173    (4,959)  (17,458)  (18,753)
Net income (loss)                  $    597  $ (3,698) $(12,470) $(13,280)
  (% of net revenues)                     0%       -3%      -11%      -13%
Diluted earnings (loss) per share  $   0.01  $  (0.08) $  (0.26) $  (0.27)
Quarterly stock price:
  High                             $  43.31  $  17.06  $  10.31  $  17.06
  Low                              $  15.44  $   9.81  $   6.13  $   6.25
1998 Quarters Ended
Net revenues                       $134,816  $137,952  $126,091  $113,457
Gross margin                         71,640    77,809    69,768    64,915
  (% of net revenues)                    53%       56%       55%       57%
Income (loss) from operations         9,172    17,938     8,127    21,001
Net income (loss)                  $  5,662  $ 11,242  $  1,689  $ 13,897
  (% of net revenues)                     4%        8%        1%       12%
Diluted earnings (loss) per share  $   0.11  $   0.21  $   0.03  $   0.26
Quarterly stock price:
  High                             $  24.00  $  36.25  $  31.25  $  30.38
  Low                              $  11.63  $  23.81  $  23.75  $  21.00

Income from operations and net income in the second quarter of 1998 include a $10 million ($0.19 per diluted share) non-recurring charge for purchased in process technology.

The information shown below has been adjusted for the $10 million non-recurring charge for purchased in-process technology as well as amortization of intangible assets purchased in connection with the acquisitions of TCS, Voicetek, Commerce Soft, and various intellectual property portfolios.

                                           Dec. 31 Sept. 30  June 30  Mar. 31
                                           ------- --------  -------  -------
                                           (in thousands, except per share
                                                        data)
1999 Quarters Ended
Net income (loss) excluding amortization
 of intangibles                            $4,050  $  (114)  $(8,656) $(9,438)
Diluted earnings (loss) per share
 excluding amortization of intangibles     $ 0.08  $  0.00   $ (0.18) $ (0.19)
1998 Quarters Ended
Net income excluding non-recurring item
 and amortization of intangibles           $9,577  $15,066   $14,101  $14,728
Diluted earnings per share excluding non-
 recurring item and amortization of
 intangibles                               $ 0.19  $  0.28   $  0.26  $  0.28

                       ASPECT COMMUNICATIONS CORPORATION

                       1990 EMPLOYEE STOCK PURCHASE PLAN


     The following constitute the provisions of the 1990 Employee Stock Purchase Plan of Aspect Communications Corporation.

     1.   Purpose.  The purpose of the Plan is to provide employees of the
          -------
Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, he construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2.   Definitions.
          -----------

          (a) "Board" shall mean the Board of Directors of the Company.
               -----

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.
               ----

          (c) "Common Stock" shall mean the Common Stock of the Company.
               ------------

          (d) "Company" shall mean Aspect Communications Corporation, a
               -------
California corporation.

          (e) "Compensation" shall mean all base straight time gross earnings
               ------------
plus commissions, overtime, shift differential, on-call pay, call-in pay, incentive compensation, bonus or other cash compensation but exclusive of fringe benefits (including disability benefits).

          (f) "Designated Subsidiaries" shall mean the Subsidiaries which have
               -----------------------
been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (g) "Employee" shall mean any individual who is an employee of the
               --------
Company for purposes of tax withholding under the Code whose customary employment with the Company or any Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

          (h) "Enrollment Date" shall mean the first day of each Offering
               ---------------
Period.

          (i) "Exercise Date" shall mean the last day of each Offering Period.
               -------------

          (j) "Offering Period" shall mean a period of approximately six (6)
               ---------------
months, commencing on February 16 and terminating on August 15, or commencing on August 16 and terminating on February 15 of the next year, during which an option granted pursuant to the Plan may be exercised. If February 16 or August 16 falls on a Saturday, Sunday or holiday, then the period will commence on the next business day. If August 15 or February 15 falls on a Saturday, Sunday or holiday, then the period will terminate on the preceding business day.

          (k) "Plan" shall mean this Employee Stock Purchase Plan.
               ----

          (l) "Reserves" shall mean the number of shares of Common Stock covered
               --------
by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

          (m) "Subsidiary" shall mean a corporation, domestic or foreign, of
               ----------
which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

          (n) "Trading Day" shall mean a day on which national stock exchanges
               -----------
and the National Association of Securities Dealers Automated Quotation System are open for trading.

     3.   Eligibility.
          -----------

          (a) Any Employee as defined in paragraph 2 who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 425(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4.   Offering Periods.  The Plan shall be implemented by consecutive
          ----------------
Offering Periods with a new Offering Period commencing on February 16 and August 16 of each year (if February 16 or August 16 falls on a Saturday, Sunday or holiday, the period will commence on the next business day), or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with paragraph 19 hereof. The Board shall have the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

     5.   Participation.
          -------------

          (a) An eligible Employee may become a participant in the Plan either by enrolling via the Genie Human Resources Information Access and Processing System or by completing a subscription agreement authorizing payroll deductions in the form provided by the Company's Stock Administration department. Enrollment must be received by the Stock Administration department prior to the close of business on the applicable Enrollment Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period.

          (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 10.

     6.   Payroll Deductions.
          ------------------

          (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each payday during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the participant's Compensation during said Offering Period.

          (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

          (c) A participant may discontinue his or her participation in the Plan as provided in paragraph 10, or may decrease, but not increase, the rate of his or her payroll deductions during the Offering Period (within the limitations of Section 6(a)) by changing his or her payroll deduction rate through the Genie Human Resources Information Access and Processing System or by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board shall be authorized to limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following ten (10) business days after the Company's receipt of the new subscription agreement or change in payroll deduction rate unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement or change in payroll deduction rate shall remain in effect for successive Offering Periods unless revised as provided herein or terminated as provided in paragraph 10.

          (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and paragraph 3(b) herein, a participant's payroll deductions may be decreased to 0% during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 10.

          (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock purchased by the Employee under this Plan.

     7.   Grant of Option.
          ---------------

          (a) On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the per share option price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such

Exercise Date and retained in the Participant's account as of the Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Enrollment Date or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Exercise Date; provided, however, that the maximum number of shares an Employee may purchase during each Offering Period shall be 250 Shares, subject to a pro rata adjustment upon a change in the duration of a future Offering Period and subject to adjustment pursuant to Section 18 below and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in
Section 8, unless the participant has withdrawn pursuant to Section 10, and shall expire on the last day of the Offering Period. Fair market value of a share of the Company's Common Stock shall be determined as provided in Section 7(b) herein.

          (b) The option price per share of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Enrollment Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company's Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing sale price of the Common Stock for such date, as reported by the Nasdaq National Market, or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date, as reported in the Wall Street Journal.

     8.   Exercise of Option.  Unless a participant withdraws from the Plan as
          ------------------
provided in paragraph 10 below, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable option price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased and any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Offering Period, as the Board or its committee shall determine, subject to an earlier withdrawal by the participant as provided in paragraph 10. Any other monies left over in a participant's account after an Exercise Date shall be refunded to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

     9.   Delivery.  As promptly as practicable after each Exercise Date on
          --------
which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option.

     10.  Withdrawal; Termination of Employment.
          -------------------------------------

          (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by withdrawing through the Genie Human Resources Information Access and Processing System or by giving written notice to the Company. All of the participant's payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

          (b) Except as otherwise provided below, upon a participant's ceasing to be an Employee for any reason or upon termination of a participant's employment relationship (as described in Section 2(g)), the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under paragraph 14, and such participant's option will be automatically terminated. In the event a participant's employment terminates by reason of death within three (3) months of an Exercise Date, the payroll deductions credited to the participant's account during the Offering Period up to the date of death, but not yet used to exercise the option, will be held in the participant's account and the maximum number of full shares subject to such option shall be purchased for the participant's account on the Exercise Date at the applicable option price. The shares purchased for the participant will be issued to the person or persons entitled thereto under Section 14.

          (c) In the event an Employee fails to remain an Employee of the Company for at least twenty (20) hours per week during an Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her account will be returned to such participant and such participant's option terminated.

          (d) A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

     11.  Interest.  No interest shall accrue on the payroll deductions of a
          --------
participant in the Plan.

     12.  Stock.
          -----

          (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 6,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

          (b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

          (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

     13.  Administration.  The Plan shall be administered by the Board of the
          --------------
Company or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

          (a) Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

          (b) If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.

     14.  Designation of Beneficiary.
          --------------------------

          (a) A participant may designate a beneficiary through the Genie Human Resources Information Access and Processing System or by giving written notice to the Company. Such beneficiary will receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death within three (3) months of, or subsequent to, an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any shares and/or cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option.

          (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     15.  Transferability.  Neither payroll deductions credited to a
          ---------------
participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with paragraph 10.

     16.  Use of Funds.  All payroll deductions received or held by the Company
          ------------
under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     17.  Reports.  Individual accounts will be maintained for each participant
          -------
in the Plan. Statements of account will be given to participating Employees at least semi-annually, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

     18.  Adjustments Upon Changes in Capitalization.  Subject to any required
          ------------------------------------------
action by the shareholders of the Company, the Reserves as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

          In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.
In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in paragraph 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

          The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

     19.  Amendment or Termination.
          ------------------------

          (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in paragraph 18, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on an Exercise Date or by the Board's setting a new Exercise Date with respect to an Offering Period then in progress if the Board determines that the termination of the Plan and/or the Offering Period is in the best interests of the Company and its shareholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change in the generally accepted accounting principles applicable to the Plan. Except as provided in paragraph 18 and this paragraph 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

          (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

     20.  Notices.  All notices or other communications by a participant to the
          -------
Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     21.  Conditions Upon Issuance of Shares.  Shares shall not be issued with
          ----------------------------------
respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     22.  Term of Plan.  The Plan shall become effective upon the earlier to
          ------------
occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of twenty
(20) years unless sooner terminated under paragraph 19.

                           THE ASPECT INCENTIVE PLAN

Summary

The Aspect Incentive Plan (AIP) is a formula-driven, performance-based incentive plan that is reviewed and approved by the Compensation Committee prior to the start of each fiscal year. Aspect Communications Corporation (the Company) established the AIP beginning in January 2000 for all non-sales employees to create one Company-wide incentive plan to:

 . Provide a common framework for managing and rewarding performance across the organization,

 . Clearly establish and communicate the goals and objectives for the Company and each participating employee,

 . Motivate and reward performance supporting Aspect's critical business goals,

 . Link rewards with individual performance, and

 . Provide upside opportunity along with downside risk.

The funding for the AIP is determined by the Company's performance against a set of performance goals and measurements as determined by the Compensation Committee no later than 90 days after the start of each fiscal year. In FY2000, these goals and measurements include revenue growth and operating profit margins excluding the amortization of intangible assets. The Compensation Committee may also include other metrics in future years as deemed appropriate, including, but not limited to, total shareholder return, stock price, value-added measures, asset turnover, return on investment, earnings per share, customer satisfaction, internal operational criteria and management objectives.

Achievements of the goals are substantially uncertain at the time the goals are established and the Compensation Committee certifies the attainment of the goals before any payment is made. The formula specifies the maximum annual payout for any one employee and precludes the Compensation Committee from increasing any amount once determined by the performance against the Company, Division/Line of Business and Individual pre-established goals.

Eligibility

All employees other than direct sales, pre-sales and non-executive sales management employees are eligible to participate in the AIP, including all executive officers.

Performance Period

Goals are set annually but they are measured and paid quarterly.

Levels/Types of Goals

Three types or levels of measures are used: Corporate, Division/Line of Business and Individual. The annual Corporate goals are used to establish the related Division goals and Individual goals. Results on all three levels of goals are measured and incentive payments are paid quarterly based on these results.

  Corporate: The Compensation Committee will review and approve the Corporate Goals set at the beginning of the fiscal year. Company performance against these goals will be determined at the end of each fiscal quarter and can range from 0% to 200% against these pre-established goals.

  Division/Line of Business: The Office of the President will review and approve the Division/Line of Business goals set at the beginning of the measurement period. The Office of the President will evaluate how each Division/Line of Business performed at the end of the measurement period against these goals. Division/Line of Business performance can range from 0% to 150% against these pre-established goals.

  Individual: Appropriate Company managers will evaluate individuals on how they performed at the end of the measurement period compared to the goals that were established with their respective management at the beginning of the measurement period. Individual's performance against these pre-established goals can range from 0% to 150%. Executive officers are not eligible for this individual component of the AIP.

AIP Payment Amounts

The AIP payment amounts for all eligible employees, with the exception of the Company's executive officers will be calculated by using the following formula:

E   T  x  LP  x  IP  x  CP  =  BA

E    = Quarterly earnings of the employee
T    = Target AIP %, which is based on grade level
LP   = Division/Line of Business performance results
IP   = Individual performance percentage
CP   = Company performance
BA   = AIP payment amount

Note: While this formula will generally be followed, Aspect management reserves the right to modify actual payout based on their subjective, but not arbitrary, determination of an employee's contribution during the quarter. This applies to all employees except executive officers. For executive officers, the AIP payment amounts will be determined by the Compensation Committee based on measurable Company performance results and Division/Line of Business performance results against pre-established goals.

Example of AIP payment

E    =  $20,000
T    =  8%
LP   =  100%
IP   =  100%
CP   =  110%
BA   =  $1,760

       ($20,000)  x  (8%)  x  (100%)  x  (100%)  x  (110%)  =  $1,760


AIP payment Maximum and Minimum

The maximum AIP payment an individual can receive is 300% of his or her target; for example if an employee's target is 8% of his or her quarterly earnings, then the maximum the employee could receive is 24% of his or her quarterly earnings.

For FY 2000 only, if a non-manager employee is not on a formal performance improvement plan and the Company performs at 100% or better, then the minimum payout for that employee will be 4% of his or her quarterly pay. For managers, the minimum payout can be 0.

Terms and Conditions

1. Employees hired by Aspect after the first workday of the quarter will have any incentive award prorated for that quarter based on salary paid. The AIP award calculation will be based on the individual's status at the measurement date.

2. An individual must be employed at the time the award is paid to receive it.

3. Generally, the AIP payment will be paid within 45 to 60 days after the last day of the quarter.

4. All required payroll withholdings will be deducted from the gross incentive payment.


5. Employees on a performance improvement plan are not eligible to receive an AIP payment until their performance is satisfactory or better.

6. Aspect management can recommend to the Compensation Committee that the plan be changed or cancelled at any time.

7. Eligibility in the plan does not constitute a contract of employment with Aspect; employees are still employed "at will."

8. The Chief Executive Officer and the Sr. VP of Human Resources will decide any issues with respect to the administration of the plan, and their decisions will be final and binding.

Executive Compensation

The Compensation Committee adopted the AIP in December 1999 and the Board of Directors ratified the AIP on March 17, 2000. The AIP was also designed to meet the performance-based income exclusion requirements of Section 162(m) of the Internal Revenue Code.


Aspect Communications Corporation                                             Annual Financial Report to Shareholders

                                               CORPORATE INFORMATION
BOARD OF DIRECTORS              Michael G. DeMatteis    D. Scott Sibuns               ASPECT CORPORATE HEADQUARTERS
James R. Carreker               Vice President          Vice President                Aspect Communications
Chairman and                    Eastern Region          Portal eRouting               1310 Ridder Park Drive
Chief Executive Officer                                                               San Jose, California
Aspect Communications           Robert L. Hayes         SECRETARY                     95131-2313
Corporation                     Vice President and      Craig W. Johnson              Tel: +1 (408) 325-2200
                                eWorkforce Management   Director,                     1 (800) 226-8441
Debra J. Engel                  CTO                     Venture Law Group             Fax: +1 (408) 325-2260
Investor and Advisor                                                                  www.aspect.com
                                James T. Hirni          INDEPENDENT AUDITORS
Norman A. Fogelsong             Vice President          Deloitte & Touche LLP         PRIMARY LOCATIONS
General Partner                 eBusinessIP             San Jose, California          North America
Institutional Venture Partners                                                        Atlanta, Georgia
                                P.K. Karnik             LEGAL COUNSEL                 Chelmsford, Massachusetts
John W. Peth                    Vice President          Venture Law Group             Chicago, Illinois
President and Chief             Global Consulting       Menlo Park, California        Dallas, Texas
Executive Officer                                                                     Denver, Colorado
Business Resource Group         Mark D. Lepko           TRANSFER AGENT                Greenbelt, Maryland
                                Vice President          Boston EquiServe, L.P.        Irvine, California
EXECUTIVE OFFICERS              Central Region          Boston, Massachusetts         Mexico City, Mexico
James R. Carreker                                                                     Nashville, Tennessee
Chairman and                    Simon N. Lonsdale       INVESTOR RELATIONS            San Jose, California
Chief Executive Officer         Vice President          Additional copies of          Seattle, Washington
                                Portal eBusiness        this annual report and        Toronto, Ontario, Canada
Beatriz V. Infante              Applications            other financial               White Plains, New York
Co-President                                            information are available
                                Mark J. Meltzer         without charge upon           Europe
Barry Wright                    Vice President          request to:                   Amsterdam, The Netherlands
Co-President                    General Counsel         Investor Relations            Brussels, Belgium
                                                        Aspect Communications         Copenhagen, Denmark
Deborah E. Barber               Clive Merredew          1310 Ridder Park Drive        Dublin, Ireland
Senior Vice President           Vice President          San Jose, California          Dusseldorf, Germany
Human Resources and Corporate   Real Estate and         95131-2313                    Frankfurt, Germany
Services                        Facilities              Tel: +1 (408) 325-2629        London, England
                                                        E-mail: invest@aspect.com     Manchester, England
Carol E. Broadbent              John D. Meyers                                        Munich, Germany
Senior Vice President           Vice President          STOCK LISTING                 Paris, France
Corporate Communications        Platform Development    Aspect Communications         Zurich, Switzerland
                                                        Corporation's common stock
William H. Delevati             David J. Parcell        is traded on the Nasdaq       Asia-Pacific
Senior Vice President           Vice President          Stock Market under the        Hong Kong
Information Technology and      EMEA                    symbol "ASPT." As of          Singapore
Chief Information Officer                               December 31, 1999, there      Sydney, Australia
                                James A. Patrice        were approximately 967        Tokyo, Japan
David D. Hare                   Vice President          shareholders of record of
Senior Vice President           Global Support          Aspect's common stock.        (C)2000 Aspect Communications
Customer Services                                                                     Corporation. Aspect and the
                                Ken Porter              DIVIDEND POLICY               Aspect logo are trademarks or
Kevin T. Parker                 Vice President          Aspect has never paid         registered trademarks of
Senior Vice President           EMEA Services           cash dividends on our         Aspect Communications
Finance and                                             capital stock. We currently   Corporation in the United
Chief Financial Officer         David B. Puglia         anticipate that we will       States and/or other countries.
                                Vice President          retain all available funds    All other product or
OFFICERS                        Product Marketing       for use in our business.      service names mentioned in
Gary E. Barnett                                                                       this document may be
Senior Vice President           Chris T. Purpura        ANNUAL MEETING                trademarks of the companies
eCRM Applications               Vice President          Aspect Communications         with which they are associated.
                                Market Strategy         Corporation's annual meeting
Rod D. Butters                                          of shareholders will be held
Senior Vice President           Andie L. Rees           at 4:00 p.m. on May 4, 2000,
Product Strategy and Market     Vice President          at Aspect headquarters.
Strategy                        Asia-Pacific
Portal Platform
                                Garry A. Reichert
Frederick H. Harder             Vice President
Senior Vice President           Global Alliances
Product Operations
                                Ronald W. Sandstrom
                                Vice President
                                Customer Self-Service
                                Applications

                                                                      1042-PS-00

                                  DETACH HERE


                                 [ASPECT LOGO]
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       ASPECT COMMUNICATIONS CORPORATION

                      2000 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of Aspect Communications Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 29, 2000, and hereby appoints James R. Carreker, Kevin T. Parker and Craig W. Johnson, or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of Aspect Communications Corporation to be held on May 4, 2000 at 4:00 p.m. at the Company's facilities located at 1310 Ridder Park Drive, San Jose, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS, FOR THE AMENDMENT TO THE COMPANY'S BYLAWS, FOR THE AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN, FOR THE APPROVAL OF THE ASPECT INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

---------------                                                    -------------
   SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
      SIDE                                                             SIDE
---------------                                                    -------------

[ASPECT logo]
c/o EquiServe
P.O.Box 9398
Boston, MA 02205-9398








                                 DETACH HERE

[X]  Please mark
     votes as in
     this example.

                                                                                                              FOR   AGAINST  ABSTAIN
   1. Election of Directors.                                          2. Approval of an amendment to the      [ ]     [ ]      [ ]
                                                                         Company's Bylaws to increase the
      Nominees: (01) James R. Carreker; (02) Debra J. Engel;             authorized number of directors.
      (03) Norman A. Fogelsong; (04) Christopher B. Paisley;          3. Approval of an amendment to the      [ ]     [ ]      [ ]
      (05) John W. Peth.                                                 1990 Employee Stock Purchase Plan
                                                                         to increase the number of shares
           FOR                     WITHHELD                              of common stock reserved for
           ALL    [ ]         [ ]  FROM ALL                              issuance thereunder by 2,400,000
        NOMINEES                   NOMINEES                              shares.
                                                  MARK HERE     [ ]   4. Approval of the Aspect Incentive     [ ]     [ ]      [ ]
                                                  IF YOU PLAN            Plan.
                                                  TO ATTEND           5. Ratification of Deloitte & Touche    [ ]     [ ]      [ ]
   [ ]________________________________________    THE MEETING            LLP as independent auditors of the
      For all nominee(s) except as noted above.                          Company for the fiscal year ending
                                                                         December 31, 2000.

                                                                      and, in their discretion, upon such other matter or matters which may properly come before the meeting and any
                                                                      adjournment(s) thereof.

                                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

                                                                      (This Proxy should be marked, dated, signed by the
                                                                      shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:_______________________________ Date:________________ Signature:________________________________ Date:_______________